UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.    )
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RXi Pharmaceuticals Corporation
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60 Prescott Street
Worcester, Massachusetts 01605

April 21, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of RXi Pharmaceuticals Corporation. The meeting will be held at the Company’s offices at 60 Prescott Street, Worcester, Massachusetts, at 10:00 A.M., local time, on Friday, June 4, 2010.

The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the meeting. At the Annual Meeting, I will also report on RXi’s current operations and will be available to respond to questions from stockholders.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. I urge you, therefore, to return a signed proxy card or vote by telephone or over the internet, so that you can be sure your votes are properly counted, even if you plan to attend the meeting. Information about voting procedures can be found in the proxy statement.

I hope you will join us.

Sincerely,

Noah D. Beerman
President and Chief Executive Officer

60 Prescott Street
Worcester, Massachusetts 01605

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 4, 2010

Notice is hereby given to the holders of common stock, of RXi Pharmaceuticals Corporation, that the Annual Meeting of Stockholders will be held on Friday, June 4, 2010 at the Company’s offices at 60 Prescott Street, Worcester, Massachusetts, 01605, at 10:00 A.M., local time, for the following purposes:

(1)	To elect three directors to serve until the 2013 Annual Meeting of Stockholders;

(2)	To ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

(3)	To consider and act on a proposal to approve an amendment to our 2007 Incentive Plan;

(4)	To consider and act on a proposal to approve our new Employee Stock Purchase Plan; and

(5)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only those stockholders of record at the close of business on April 16, 2010 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees for director, “FOR” the ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, “FOR” the approval of an amendment to the Company’s 2007 Incentive Plan, and “FOR” the approval of our new Employee Stock Purchase Plan.

By Order of the Board of Directors,

Konstantinos Andrikopoulos
Corporate Secretary

April 21, 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 4, 2010. The proxy statement, the proxy card, and the 2009 Annual Report on Form 10-K are available online at: http://www.envisionreports.com/RXII.

60 Prescott Street
Worcester, Massachusetts 01605
Annual Meeting of Stockholders
To Be Held June 4, 2010

PROXY STATEMENT

This Proxy Statement is furnished to holders of common stock of RXi Pharmaceuticals Corporation, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2010 Annual Meeting of Stockholders to be held at the Company’s offices at 60 Prescott Street, Worcester, Massachusetts 01605, at 10:00 A.M., local time, on Friday, June 4, 2010, and at any postponement or adjournment thereof. This Proxy Statement and the accompanying proxy card are first being mailed to our stockholders on or about April 21, 2010.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters referred to in the attached Notice of Annual Meeting and described in detail in this Proxy Statement, which are the election of directors, the ratification of our appointment of independent accountants, a proposal to amend the Company’s 2007 Incentive Plan and a proposal to approve a new Employee Stock Purchase Plan. In addition, management will report on our performance during fiscal 2009 and respond to appropriate questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 16, 2010, the record date, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. These shares include those (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most RXi shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the shareholder of record. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•	Shareholder of Record — If your shares are registered directly in your name with RXi’s Transfer Agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the shareholder of record. As the shareholder of record, you have the right to grant your voting proxy directly to RXi or to vote in person at the Annual Meeting.

•	Beneficial Owner — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has provided voting instructions for you to use. If you wish to attend the Annual Meeting and vote in person, please contact your broker or nominee so that you can receive a legal proxy to present at the Annual Meeting.

What constitutes a quorum?

Our Bylaws provide that the presence, in person or by proxy, at our Annual Meeting of the holders of a majority of outstanding shares of our common stock will constitute a quorum for the transaction of business.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include so-called broker non-votes also will be counted as shares present for purposes of establishing a quorum. On the record date, there were 18,367,201 shares of our common stock issued and outstanding, exclusive of treasury shares.

What are the voting rights of the holders of RXi’s common stock?

Each share of common stock entitles its holder to one vote on all matters to come before the Annual Meeting, including the election of directors. In the election of directors, for each of the nominees you may vote “FOR” such nominee or your vote may be “WITHHELD” with respect to such nominee. For the other proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST” the proposal.

If you vote via the Internet or telephone and do not specify contrary voting instructions, your shares will be voted in accordance with the recommendations of the Board. Similarly, if you sign and submit your proxy card or voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of the Board.

If you are a shareholder of record and do not either vote via the Internet, via telephone, or return a signed proxy card, your shares will not be voted.

If you are a beneficial shareholder and do not vote via the Internet, telephone, or by returning a signed voting instruction card, your shares may be voted in situations where brokers have discretionary voting authority over the shares. Discretionary voting authority is permitted on the proposals for the election of directors and the ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for 2010.

What Vote Is Required For The Proposal?

The following votes are required with respect to the proposals.

•	For the election of directors (Proposal I), the candidate receiving the greatest number of affirmative votes (a “plurality vote”) of the votes attached to shares of common stock will be elected.

•	For the approval of Proposal II, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required.

•	For the approval of Proposal III, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required.

•	For the approval of Proposal IV, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required.

An automated system administered by the Company’s transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an officer of the Company will tabulate votes cast in person at the Annual Meeting.

Why did I receive a notice of the Internet availability of RXi’s proxy materials (the “Notice”), instead of a full set of printed proxy materials?

Rules adopted by the U.S. Securities and Exchange Commission allow us to provide access to our proxy materials over the Internet instead of mailing a full set of such materials to every shareholder. We have sent a Notice of Internet availability of our proxy materials to all of our shareholders. All of our shareholders may access our proxy materials over the Internet using the directions set forth in the Notice. In addition, by following the instructions in the Notice, any shareholder may request that a full set of printed proxy materials be sent to them.

We have chosen to send the Notice of the Internet availability of our proxy materials to shareholders, instead of automatically sending a full set of printed copies to all shareholders, to reduce the impact of printing our proxy materials on the environment and to save on the costs of printing and mailing incurred by us.

How do I access RXi’s proxy materials online?

The Notice of Internet availability of the proxy materials provides instructions for accessing the proxy materials for the Annual Meeting over the Internet, and includes the Internet address where those materials are available. RXi’s proxy statement for the Annual Meeting and 2009 Annual Report can be viewed online via the Internet at: http://www.envisionreports.com/RXII.

How do I request a paper copy of the proxy materials?

Paper copies of RXi’s proxy materials will be made available at no cost to you, but they will only be sent to you if you request them. To request a paper copy of the proxy materials follow the instructions on the Notice which you received. You will be able to submit your request for copies of the proxy materials by sending an email to the email address set forth in the Notice, by going to the Internet address set forth in the Notice or by calling the phone number provided in the Notice.

What are the Board’s recommendations?

The recommendations of our Board of Directors are set forth together with the description of each Proposal in this Proxy Statement. In summary, our Board of Directors recommends a vote:

•	“FOR” election of the directors named in this Proxy Statement as described in Proposal I;

•	“FOR” ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal 2010 as described in Proposal II;

•	“FOR” approval of the amendment to the Company’s 2007 Incentive Plan as described in Proposal III; and

• “FOR” approval of our new Employee Stock Purchase Plan.

How can I attend the Annual Meeting?

You may attend the Annual Meeting if you are listed as a shareholder of record as of April 16, 2010 and bring proof of your identification. If you hold your shares through a broker or other nominee, you will need to provide proof of your share ownership by bringing either a copy of a brokerage statement showing your share ownership as of April 16, 2010, or a legal proxy if you wish to vote your shares in person at the Annual Meeting. In addition to the items mentioned above, you should bring proof of your identification.

How can I vote my shares in person at the Annual Meeting?

Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring proof of your identification to the Annual Meeting. Shares beneficially owned may be voted by you if you receive and present at the Annual Meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you also vote in one of the ways described below so that your vote will be counted if you later decide not to attend the Annual Meeting or are otherwise unable to attend.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below, the instructions included on the Notice of Internet availability of the proxy materials, and if you request printed proxy materials, the instructions included on your proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee.

•	By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the Internet voting instructions on the Notice you received or by following the Internet voting instructions on the proxy card or voting instruction card sent to you.

•	By Telephone — You may submit your proxy by following the telephone voting instructions on the Notice you received or by following the telephone voting instructions on the proxy card or voting instruction card sent to you.

•	By Mail — You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided to you by your broker or nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States. Please note that you will only be mailed a printed proxy card or printed voting instruction card if you request that such printed materials be sent to you by following the instructions in the Notice for requesting paper copies of the proxy materials.

Can I change my vote or revoke my proxy?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting another proxy that is properly signed and bears a later date, by sending a properly signed written notice to the Corporate Secretary of the Company or by attending the Annual Meeting and voting in person. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee. All written notices should be addressed as follows: RXi Pharmaceuticals Corporation, 60 Prescott Street, Worcester, Massachusetts 01605, Attention: Corporate Secretary

What does it mean if I receive more than one Notice of the Internet availability of proxy materials, or more than one proxy or voting instruction card?

It means your shares are registered differently or are held in more than one account. Please provide voting instructions for all Notices, or proxy and voting instruction cards you receive.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will publish final voting results in a Current Report on Form 8-K within four business days following the Annual Meeting.

If I am a shareholder of record how do I consent to receive my annual meeting materials electronically?

Shareholders of record that choose to vote their shares via the Internet will be asked to choose a delivery preference prior to voting their shares. After entering the access information requested by the electronic voting site, click “Login” and then respond as to whether you would like to receive proxy material via electronic delivery. If you would like to receive future proxy materials electronically click the applicable button, enter and verify your current email address and then click “Continue”. Shareholders of record with multiple RXi accounts will need to consent to electronic delivery for each account separately.

PROPOSAL I
ELECTION OF DIRECTORS

Our Board of Directors currently is comprised of seven members, who are divided into three classes. Each director will serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. The directors in Class I, Noah D. Beerman and Rudolph Nisi, serve for a term ending on the date of the annual meeting in 2011; the directors in Class II, Mark J. Ahn and Stephen S. Galliker, serve for a term ending on the date of the annual meeting in 2012; and the directors in Class III, Richard Chin, Sanford J. Hillsberg and Steven A. Kriegsman, serve for a term ending on the date of the annual meeting in 2010, with each director to hold office until his or her successor is duly elected and qualified. The term of the three directors in Class III expires at this Annual Meeting.

The following is information concerning the nominees for election of directors, as well as the directors whose terms of office will continue after the Annual Meeting. Each director’s age is indicated in parentheses after his name.

Current Nominees

We believe that these nominees will be available and able to serve as directors. In the event that either nominee is unable or unwilling to serve, the proxy holders will vote the proxies for such other nominee as they may determine.

Class III — Nominees to Serve as Director until the 2013 Annual Meeting

Sanford J. Hillsberg, J.D. (61) has served as the Chairman of our Board of Directors since 2007. Mr. Hillsberg has been an attorney with TroyGould PC since 1976 and is a member of the firm’s Management Committee. Mr. Hillsberg was a founder and until December 2007, served as a director and Secretary of ImmunoCellular Therapeutics, Ltd., a publicly-held biopharmaceutical company formed to develop cellular therapies, including dendritic cell-based vaccines for the treatment of brain and other cancers, and its predecessor company since February 2004. Mr. Hillsberg served as a director and Secretary of Duska Therapeutics, Inc., a publicly-held biopharmaceutical company, and its predecessor company from 1999 until January 2006. He previously served as a director and Vice President of Medco Research, Inc., a then publicly-held pharmaceutical company. Mr. Hillsberg is a member of the Board of Governors of Cedars-Sinai Medical Center and has also previously served as a Commissioner of the Quality and Productivity Commission of the City of Los Angeles. Mr. Hillsberg holds a B.A. degree from the University of Pennsylvania and a J.D. degree from Harvard Law School. TroyGould PC, including Mr. Hillsberg, has represented CytRx Corporation, the Company’s largest shareholder, since 2003. Our Board of Directors believes that Mr. Hillsberg is highly qualified to serve as a member of the Board because of Mr. Hillsberg’s extensive prior experience in founding and serving on the boards of a number of pharmaceutical and biotech companies as well as his expertise in legal and other related matters pertaining to the operation of publicly traded pharmaceutical companies.

Steven A. Kriegsman (67) has served as a director since 2006. Mr. Kriegsman has been a director and the President and Chief Executive Officer of CytRx Corporation since July 2002. He previously served as Director and Chairman of Global Genomics from June 2000 until July 2002. Mr. Kriegsman is the Chairman of the Board and Founder of Kriegsman Capital Group LLC, a financial advisory firm specializing in the development of alternative sources of equity capital for emerging growth companies in the healthcare industry. He has advised such companies as SuperGen Inc., Closure Medical Corporation, Novoste Corporation, Miravant Medical Technologies and Maxim Pharmaceuticals. Mr. Kriegsman has a B.S. degree with honors from New York University in Accounting and completed the Executive Program in Mergers and Acquisitions at New York University, The Management Institute. Mr. Kriegsman has also received a certificate for successful completion of the Directors’ College 2009 Executive Program at the Stanford Law School. Mr. Kriegsman was formerly a Certified Public Accountant with KPMG in New York City. From June 2003 until February 2008, he served as a Director, and he is the former Chairman of the Audit Committee of Bradley Pharmaceuticals, Inc. From June 2008 to June 2009, Mr. Kriegsman has served on the board of directors of Hythiam, Inc. and served as chairman of Hythiam’s audit committee. In February 2006, Mr. Kriegsman received the Corporate Philanthropist of the Year Award from the Greater Los Angeles Chapter of the ALS Association and in October 2006, he received the Lou Gehrig Memorial Corporate Award from the Muscular Dystrophy Association. Mr. Kriegsman has been active in various charitable organizations including the Biotechnology Industry Organization, the ALS Association, the Los Angeles Venture Association, the Southern California Biomedical Council, and the Palisades-Malibu YMCA. Our Board of Directors believes that Mr. Kriegsman is highly qualified to serve as a member of the Board because of Mr. Kriegsman’s prior experience as the Chief Executive Officer of a pharmaceutical company and as a director of a number of pharmaceutical companies, his prior experience as an investment banker for pharmaceutical and biotechnology companies and his expertise in financial and other related matters pertaining to the operation of publicly traded pharmaceutical companies.

Richard Chin, M.D. (43) has served as a director since 2009. Dr. Chin is a physician with extensive expertise in drug development. He has overseen over 45 Investigational New Drug (IND) Applications for new molecular entities and new indications, as well as eight New Drug Applications (NDAs)/Biologic License Applications (BLAs), and has authored a major textbook on clinical trial medicine. Since 2008, Dr. Chin has been the CEO of OneWorld Health, a nonprofit pharmaceutical company largely funded by the Bill and Melinda Gates Foundation, engaged in developing drugs for neglected diseases in impoverished countries. From 2006 to 2008, he was the CEO and President of OXiGENE. From 2004 to 2006, Dr. Chin was at Elan Corporation, where he served, among other roles, as Senior Vice President of Global Development. Dr. Chin has also held various clinical and scientific roles for Genentech, Inc. between 1999 and 2004, including Head of Clinical Research for the Biotherapeutics Unit, overseeing approximately half of the drugs at Genentech, and began his career at Procter and Gamble Pharmaceuticals, where he served as Associate Medical Director. He received a B.A. in Biology, magna cum laude, from Harvard University and the equivalent of a J.D. with honors from Oxford University in England under a Rhodes Scholarship. Dr. Chin holds a Medical Degree from Harvard Medical School and is licensed to practice medicine in California. He is currently on the Adjunct Faculty of UCSF Medical School, and serves on the Board of Directors of Genmedica, located in Barcelona, Spain. Our Board of Directors believes that Dr. Chin is highly qualified to serve as a member of the Board because of Dr. Chin’s expertise with drug development, his experience as both an executive and director of drug development companies, and his scientific and academic qualifications.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR
ELECTION AS CLASS III DIRECTORS.

Continuing Directors

The following is a description of the directors in Class I and Class II whose terms of office will continue after the Annual Meeting.

Class I — Term Expiring at the 2011 Annual Meeting

Noah D. Beerman (48) has served as a director since 2009. Mr. Beerman has over 25 years of experience in the biopharmaceutical industry. He has extensive expertise in building and advancing biopharmaceutical product pipelines as well as leadership experience in business management and operations. Mr. Beerman served as Executive Vice President, Chief Business Officer at Indevus Pharmaceuticals, Inc. until the company’s acquisition by Endo Pharmaceuticals in 2009. While at Indevus, Mr. Beerman was responsible for the development and implementation of the company’s corporate development strategy to ensure near-term and long-term growth and success. Mr. Beerman was also responsible for overseeing Indevus’ acquisition of Valera Pharmaceuticals in 2007 and for managing the integration activities with Endo as part of this transaction. Prior to joining Indevus, Mr. Beerman was vice president responsible for health care at Technology Management and Funding. Mr. Beerman previously served in a variety of business development and scientific capacities at Creative BioMolecules, Sandoz AG, and Repligen. Mr. Beerman holds an M.B.A. from Northeastern University’s High Technology Program graduating Beta Gamma Sigma, and a B.S. in molecular genetics from the University of Rochester graduating Phi Beta Kappa, Magna Cum Laude. Our Board of Directors believes Mr. Beerman is highly qualified to serve as a member of the Board because of Mr. Beerman’s expertise in business development, management, and operations, with extensive experience in the biotechnology industry.

Rudolph Nisi, M.D. (72) has served as a director since January 2009. Dr. Nisi has held various positions at New York Westchester Square Medical Center. In addition to having been on the Active Staff in Internal Medicine/Cardiology since 1963, Dr. Nisi is also Director of Medicine since 1975, Chief of Cardiology since 1975, Chairman of Medical Critical Care Unit since 1975, President of the Medical Board from 1977 to 1978, Chairman of the Board of Trustees since 1983 and from 1976 to 1978, Chairman of the ER Committee since 1984, and Vice-President of Medical Affairs since 1993. Dr. Nisi was the Chairman of the Board of Medco Research Inc. Dr. Nisi has also served as an Attending Physician at New York Hospital, a Clinical Assistant Professor of Medicine at Cornell University Medical College and an Assistant Dean at Weill Medical College of Cornell University. Dr. Nisi has also served as a director of Tempra Technology, Inc., a thermal research and development company, since 1997 and on the boards of Touchtone HMO and New York Presbyterian Hospital. Dr. Nisi holds a B.S. degree from Fordham University and a Doctor of Medicine degree from the University of Rome Medical School in Rome, Italy and is a fellow in the American College of Cardiology. Our Board of Directors believes that Dr. Nisi is highly qualified to serve as a member of the Board because of Dr. Nisi’s prior experience as a practicing physician and owner of a hospital, his prior experience as a director of a number of pharmaceutical and biotechnology companies and his medical and academic qualifications.

Class II — Term Expiring at the 2012 Annual Meeting

Mark J. Ahn, Ph.D. (47) has served as a director since 2007. Dr. Ahn is Professor and Chair, Science & Technology Management with a joint appointment from the faculties of Commerce & Administration and Science, Victoria University of Wellington. He is also a Principal of Pukana Partners, Ltd., a strategic consulting firm. Prior to that he was founder, President and Chief Executive Officer and a member of the board of directors for Hana Biosciences from 2003 to 2007. Prior to joining Hana, he served as Vice President, Hematology and corporate officer at Genentech, Inc. where he was responsible for commercial and clinical development of the Hematology franchise from 2001 through 2003. Dr. Ahn was also employed by Amgen (1990 to 1997) and Bristol-Myers Squibb Company (1997 to 2001), holding a series of positions of increasing responsibility in strategy, general management, sales and marketing, business development, and finance. He also serves on the board of directors of Access Pharmaceuticals and Mesynthes. Dr. Ahn received a BA and MBA from Chaminade University, where he currently serves on the Board of Governors. He was a graduate fellow in Economics at Essex University, and has a Ph.D. from the University of South Australia. Dr. Ahn is a Henry Crown Fellow at the Aspen Institute. Our Board of Directors believes that Dr. Ahn is highly qualified to serve as a member of the Board because of Mr. Ahn’s extensive prior experience as both an executive and director of a number of pharmaceutical and biotech companies and his scientific and academic qualifications as well as his expertise in financial and other related matters pertaining to the operation of publicly traded pharmaceutical companies.

Stephen Galliker, CPA (63) has served as a director since 2007. Mr. Galliker served as the Executive Vice President, Finance and Administration, and Chief Financial Officer of Dyax Corp., a biopharmaceutical company focused on advancing novel biotherapeutics for unmet medical needs, from 1999 until his retirement in July 2008. From 1996 to 1999, Mr. Galliker was the Chief Financial Officer of Excel Switching Corporation, a developer and manufacturer of open switching platforms for telecommunications networks, and was Excel’s Vice President, Finance and Administration from 1997 to 1999. From 1992 to 1996, Mr. Galliker was employed by Ultracision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments, where he served as Chief Financial Officer and Vice President of Finance until 1995, when he became Ultracision’s Chief Operating Officer. Mr. Galliker is also a director of Osteotech, Inc., a medical device company. Mr. Galliker is a Certified Public Accountant and received a B.S. from Georgetown University and an M.B.A. from the University of Chicago. Our Board of Directors believes that Mr. Galliker is highly qualified to serve as a member of the Board because of Mr. Galliker’s extensive prior experience as the Chief Financial Officer of a pharmaceutical company and as a director of a medical device company as well as his expertise in auditing and financial and other related matters pertaining to the operation of publicly traded pharmaceutical companies

Meetings of the Board of Directors and Committees

Board of Directors.  The property, affairs and business of the Company are conducted under the general supervision and management of our Board of Directors as called for under the laws of Delaware and our Bylaws. Our Board of Directors has established a standing Audit Committee, Compensation Committee, Nomination and Governance Committee and Strategy Committee.

Our Board of Directors held 12 meetings during 2009. All directors were in attendance for 11 out of the 12 meetings, with three directors being absent from only one meeting. Board agendas include regularly scheduled executive sessions for the independent directors to meet without management present.

Director Independence.  Rule 5605 of the NASDAQ Marketplace Rules requires that a majority of our Board of Directors be comprised of independent directors. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of our Audit, Compensation and Nominating and Corporate Governance Committees be independent and that our Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has determined that all our non-employee directors are “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Our Board of Directors also determined that each of Messrs. Ahn, Galliker, and Hillsberg, who comprise our Audit Committee, Messrs. Hillsberg, Kriegsman and Nisi, who comprise our Compensation Committee, and Messrs. Ahn, Chin and Galliker who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for such Committees established by the Securities and Exchange Commission and the NASDAQ Marketplace Rules, as applicable. In making such determination, our Board of Directors considered the relationships that each such non-employee director has with the Company and other facts and circumstances our Board of Directors deemed relevant in determining independence. Our Board of Directors has determined that Mr. Galliker, the chairman of our Audit Committee, is an audit committee financial expert.

The following table provides information concerning the current membership of our Board committees:

Nomination and
Corporate
	Class of	Audit	Compensation	Governance	Strategy
Name	Directors(1)	Committee	Committee	Committee	Committee

Sanford J. Hillsberg	III	x	x
Noah D. Beerman	I
Mark J. Ahn, Ph.D.(2)	II	x		x
Richard Chin, M.D.	III			x	x
Stephen S. Galliker(3)	II	x		x
Steven A. Kriegsman(4)	III		x		x
Rudolph Nisi, M.D(5)	I		x		x

(1)	Class I directors serve until the 2011 Annual Meeting of Stockholders, Class II directors serve until the 2012 Annual Meeting of Stockholders and Class III directors serve until the 2010 Annual Meeting of Stockholders.

(2)	Dr. Ahn is Chairman of the Nominating and Corporate Governance Committee.

(3)	Mr. Galliker is the Chairman of the Audit Committee.

(4)	Mr. Kriegsman is Chairman of the Compensation Committee.

(5)	Dr. Nisi is Chairman of the Strategy Committee.

The following table provides information concerning the membership of our Board committees through April 16, 2010:

Nomination and
Corporate
	Class of	Audit	Compensation	Governance	Strategy
Name	Directors(1)	Committee	Committee	Committee	Committee

Sanford J. Hillsberg(2)	III	x	x	x
Noah D. Beerman	I
Mark J. Ahn, Ph.D.(3)	II	x		x	x
Richard Chin, M.D.	III				x
Stephen S. Galliker(4)	II	x	x	x
Steven A. Kriegsman(5)	III				x
Rudolph Nisi, M.D.	I		x

(1)	Class I directors serve until the 2011 Annual Meeting of Stockholders, Class II directors serve until the 2012 Annual Meeting of Stockholders and Class III directors serve until the 2010 Annual Meeting of Stockholders.

(2)	Mr. Hillsberg was Chairman of the Compensation Committee.

(3)	Dr. Ahn was Chairman of the Nominating and Corporate Governance Committee.

(4)	Mr. Galliker was the Chairman of the Audit Committee.

(5)	Mr. Kriegsman was Chairman of the Strategy Committee.

Audit Committee

Our Board of Directors has determined that each of the current members of our Audit committee, Messrs. Galliker and Hillsberg and Dr. Ahn is “independent” under the current independence standards of the NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of our financial statements and reports.

•	The independent registered public accounting firm’s qualifications and independence.

•	The performance of our independent auditors.

The Audit Committee reviews our financial structure, policies and procedures, appoints the outside independent registered public accounting firm, reviews with the outside independent registered public accounting firm the plans and results of the audit engagement, approves permitted non-audit services provided by our independent registered public accounting firm, reviews the independence of the auditors and reviews the adequacy of our internal accounting controls. The Audit Committee’s responsibilities also include oversight activities described below under the “Report of the Audit Committee.”

The Audit Committee has discussed with the outside independent registered public accounting firm the auditors’ independence from management and RXi, including the matters in the written disclosures required by the Public Company Accounting Oversight Board and considered the compatibility of permitted non-audit services with the auditors’ independence. The Audit Committee operates pursuant to a written charter, which is available on our website, www.rxipharma.com.

The Audit Committee held 5 meetings during 2009.

Report of the Audit Committee

The primary function of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of RXi’s financial statements and reports.

•	The independent auditors’ qualifications and independence.

•	The performance of RXi’s independent auditors.

The Audit Committee operates pursuant to a written charter which is available on our website, www.rxipharma.com.

The Audit Committee’s primary duties and responsibilities are:

•	appointing, overseeing and, if necessary, replacing the independent auditor.

•	assisting our Board of Directors with oversight of the preparation of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our independent auditor.

•	preparing the report the SEC rules require to be included in our annual proxy statement.

•	resolving disagreements between management and the auditor regarding financial reporting.

The Audit Committee provides assistance to our Board of Directors in fulfilling its oversight responsibility to the Company’s stockholders, potential stockholders, the investment community, and others relating to RXi’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of RXi’s financial statements and the ethics programs when established by RXi management and our Board of Directors. The Audit Committee has the sole authority (subject, if applicable, to stockholder ratification) to appoint or replace the outside auditors and is directly responsible for determining the compensation of the independent auditors.

The Audit Committee must pre-approve all auditing services and all permitted non-auditing services to be provided by the outside auditors. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the auditors’ independence and there are costs or other efficiencies in obtaining such services from the auditors as compared to other possible providers. During 2009, the Audit Committee approved all of the non-audit services proposals submitted to it.

The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all of RXi’s books, records, facilities and personnel, and to retain its own legal counsel and other advisers as it deems necessary or appropriate.

As part of its oversight of RXi’s financial statements, the Audit Committee reviewed and discussed with both management and its outside auditors RXi’s interim financial statements and annual audited financial statements that are included in RXi’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, respectively. RXi’s management advised the Audit Committee in each case that all such financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and reviewed significant accounting issues with the Audit Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Oversight Board in Rule 3200T.

The Audit Committee retained BDO Seidman, LLP to audit RXi’s financial statements for 2009. The Audit Committee also has selected BDO Seidman, LLP as RXi’s independent registered public accountants for 2010.

The Audit Committee discussed with BDO Seidman, LLP, which audited RXi’s annual financial statements for 2009, matters relating to its independence, including a review of audit and non-audit fees and the letter and written disclosures made by BDO Seidman, LLP to the Audit Committee pursuant to Public Company Accounting Oversight Board (United States) Rule 3526.

In addition, the Audit Committee reviewed initiatives aimed at strengthening the effectiveness of RXi’s internal control structure. As part of this process, the Audit Committee continued to monitor and review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all of these reviews and discussions into account, the Audit Committee recommended to our Board of Directors that the Board approve the inclusion of RXi’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC.

Respectfully submitted,

Audit Committee:

Stephen S. Galliker, Chairman
Sanford J. Hillsberg
Mark J. Ahn, Ph.D.

Compensation Committee

The Compensation Committee is authorized to review and make recommendations to the full Board of Directors relating to the annual salaries and bonuses of our officers and to determine in its sole discretion all grants of stock options, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option under our various stock option plans. The Committee also is authorized to interpret our stock option plans, to prescribe, amend and rescind rules and regulations relating to the plans, to determine the term and provisions of the respective option agreements, and to make all other determinations deemed necessary or advisable for the administration of the plans. Our Board of Directors has determined that each of the current members of the Compensation Committee, Messrs. Hillsberg and Kriegsman and Dr. Nisi are “independent” under the current independence standards of the NASDAQ Marketplace Rules.

The Compensation Committee operates pursuant to a written charter, which is available on our website, www.rxipharma.com.

The Compensation Committee held 8 meetings during 2009.

Nomination and Corporate Governance Committee.

The Nomination and Corporate Governance Committee assists our Board of Directors in discharging its duties relating to corporate governance and the compensation and evaluation of the Board. The Nomination and Corporate Governance Committee operates pursuant to a written charter, which is available on our website, www.rxipharma.com. Our Board of Directors has determined that each of the current members of the Nomination and Corporate Governance Committee, Drs. Ahn and Chin and Mr. Galliker, are “independent” under the current independence standards of the NASDAQ Marketplace Rules.

The principal responsibilities of the Nomination and Corporate Governance Committee include:

•	identifying individuals qualified to become members of our Board of Directors.

•	selecting, or recommending that our Board of Directors select, the director nominees for the next annual meeting of stockholders.

•	developing and recommending to our Board of Directors a set of applicable corporate governance principles.

•	overseeing and evaluating our Board of Directors and its dealings with management and appropriate committees of the Board of Directors.

The Nomination and Corporate Governance Committee also established a policy under which stockholders may recommend a candidate for consideration for nomination as a director, articulating expectations to each director, reviewing practices and policies with respect to directors, reviewing functions, duties and composition of the committees of our Board of Directors, reviewing polices with respect to significant issues of corporate public responsibility, recommending processes for annual evaluations of the performance of our Board of Directors and Chief Executive Officer, reporting questions of possible conflicts of interest of board members and overseeing the maintenance and presentation to our Board of Directors of management’s plans for succession to senior management positions.

The Nomination and Corporate Governance Committee held 4 meetings in 2009.

The Nomination and Corporate Governance Committee has not established any specific minimum qualifications for director candidates or any specific qualities or skills that a candidate must possess in order to be considered qualified to be nominated as a director.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. In making its nominations, our Nomination and Corporate Governance Committee generally will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual. The Nomination and Corporate Governance Committee does not have a formal diversity policy.

Strategy Committee

The Strategy Committee was established in March 2009 by our Board of Directors to advise management on strategic matters and to report such matters to our Board of Directors. The current members of the Strategy Committee are Drs.  Chin and Nisi and Mr. Kriegsman.

The Strategy Committee met 2 times in 2009.

Transactions with Related Persons

General

Our Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons, in accordance with its Charter and NASDAQ Marketplace Rules. We have entered into various transactions with CytRx Corporation thus far during 2010. As of December 31, 2009, CytRx’s owned 35.6% of our common stock.

Reimbursement Agreements

On December 27, 2007, we entered into a letter agreement with CytRx under which we and CytRx agreed to a “fee-sharing” arrangement for expenses arising from the preparation of the registration statement that included the Distribution and Award prospectuses, and our application for the listing of our common stock on the NASDAQ Capital Market. Pursuant to this agreement, we agreed to reimburse CytRx an amount equal to the sum of (i) $30,000 plus (ii) 50% of the total relevant fees and expenses paid by CytRx to certain financial services professionals. Also under this agreement, CytRx agreed to reimburse us 50% of the total relevant fees and expenses paid by us to our financial printer, our transfer agent and our legal counsel. There are no further payments or obligations owed in accordance with this letter agreement.

Stockholder and Preemptive Rights Agreement

On February 15, 2007, we entered into a letter agreement with CytRx and certain of our current stockholders. Under this letter agreement, we agreed to grant to CytRx preemptive rights to acquire any new securities, as defined therein, that we propose to sell or issue so that CytRx may maintain its percentage ownership of us. The preemptive rights will expire on January 8, 2012, or such earlier time at which CytRx owns less than 10% of our outstanding common stock. Under this letter agreement, CytRx also undertakes to vote its shares of our stock in the election of our directors and dispose of their shares of our stock in accordance with the terms of its letter agreement with UMMS. CytRx has further agreed in this letter agreement to approve of actions that may be adopted and recommended by our Board of Directors to facilitate any future financing. We amended this letter agreement on July 28, 2008 to adjust certain non-material terms.

Registration Rights Agreement

On April 30, 2007, we entered into a registration rights agreement with CytRx. Under this agreement, we agreed, upon request by CytRx, to use best efforts to cause all of our shares issued to CytRx pursuant to the two contribution agreements to be registered under the Securities Act, with certain exceptions, with all expenses incurred in connection with any such registration will be borne by us. We amended this agreement on July 28, 2008 to adjust certain non-material terms.

Stock Redemption Agreement

On March 22, 2010, we entered into a stock redemption agreement with CytRx. Pursuant to this agreement, we agreed to use 25% of the net proceeds from a registered direct offering to certain investors which closed on March 26, 2010 to repurchase from CytRx a number of shares of our common stock held by CytRx (the “CytRx Shares”) equal to 25% of shares of our common stock sold by the Company in the registered direct offering. We are also required to use 25% of the proceeds from the exercise of warrants issued in the registered direct offering to repurchase from CytRx a number of CytRx Shares equal to 25% of shares issued upon the exercise of such warrants. If any warrant issued in this offering is exercised, we are required to repurchase the CytRx Shares on the first business day after the exercise of such warrant.

Policies and Procedures for Related Person Transactions

Transactions between us and one or more related persons may present risks or conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics requires all employees, officers and directors to avoid activities or relationships that conflict, or may be perceived to conflict, with our interests or adversely affect our reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate so long as there is full disclosure of the interest of the related parties in the transaction and review and approval by disinterested directors to ensure there is a legitimate business reason for the transaction and that the transaction is fair to us and our stockholders.

As noted above, our Audit Committee is responsible for reviewing and approving, if appropriate, all transactions with related persons. The procedures followed by the Audit Committee to evaluate transactions with related persons require:

•	that all related person transactions, all material terms of the transactions, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction must be communicated to the Audit Committee; and

•	that all related person transactions, and any material amendment or modification to any related person transaction, be reviewed and approved or ratified by the Audit Committee, as required by NASDAQ Marketplace Rules.

Our Audit Committee will evaluate related person transactions based on:

•	Information provided by members of our Board of Directors in connection with the required annual evaluation of director independence;

•	Pertinent responses to the Directors’ and Officers’ Questionnaires submitted periodically by our officers and directors and provided to the Audit Committee by our management;

•	Background information on nominees for director provided by the Nominating and Corporate Governance Committee of our Board of Directors; and

•	Any other relevant information provided by any of our directors or officers.

In connection with its review and approval or ratification, if appropriate, of any related person transaction, our Audit Committee is to consider whether the transaction will compromise standards included in our Code of Ethics. In the case of any related person transaction involving an outside director or nominee for director, the Audit Committee also is to consider whether the transaction will compromise the director’s status as an independent director as prescribed in the NASDAQ Marketplace Rules.

All of our related person transactions will be disclosed in our filings with the SEC in accordance with SEC rules.

Stockholder Recommendations of Director Candidates

The policy of the Nomination and Corporate Governance Committee is that a stockholder wishing to submit recommendations for director candidates for consideration by the Nomination and Corporate Governance Committee for election at an annual meeting of shareholders must do so in writing to the Corporate Secretary. Such recommendations must be received at our principal executive offices not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders. The written recommendation must include the following information:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration.

•	The name and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding the candidate’s qualifications to be a director.

•	The number of shares of our common stock, if any, owned either beneficially or of record by the candidate and the length of time such shares have been so owned.

•	The written consent of the candidate to serve as a director if nominated and elected.

•	Information regarding any relationship or understanding between the proposing stockholder and the candidate.

•	A statement that the proposed candidate has agreed to furnish us all information as we deem necessary to evaluate such candidate’s qualifications to serve as a director.

As to the stockholder giving the notice, the written recommendation must state the name and address of the stockholder and the number of shares of our common stock which are owned beneficially or of record by the shareholder.

Any recommendations in proper form received from stockholders will be evaluated in the same manner that potential nominees recommended by our Board members or management are evaluated.

Stockholder Nominations of Directors

Our Bylaws specify the procedures by which stockholders may nominate director candidates directly, as opposed to merely recommending a director candidate to the Nomination and Corporate Governance Committee as described above. Any stockholder nominations must comply with the requirements of our Bylaws and should be addressed to: Corporate Secretary, RXi Pharmaceuticals Corporation, 60 Prescott Street. Worcester, Massachusetts 01605.

Stockholder Communication with Board Members

Stockholders who wish to communicate with our Board members may contact us by telephone, facsimile or regular mail at our principal executive office. Written communications specifically marked as a communication for our Board of Directors, or a particular director, except those that are clearly marketing or soliciting materials, will be forwarded unopened to the Chairman of our Board, or to the particular director to which they are addressed, or presented to the full Board or the particular director at the next regularly scheduled Board meeting. In addition, communications sent to us via telephone or facsimile for our Board of Directors or a particular director will be forwarded to our Board or the director by an appropriate officer.

Board Member Attendance at Annual Meetings

Our Board of Directors has no formal policy regarding attendance of directors at our annual stockholder meetings. All our directors attended the June 5, 2009 annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and any person who owns more than 10% of our outstanding shares of common stock are required under Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of those reports. Based on the Company’s review of copies of such forms it has received from its executive officers, directors and greater than ten-percent beneficial owners, the Company believes that during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its Reporting Persons were met in a timely manner, except that Mr. Kriegsman failed to timely report two Form 4s. Mr. Kriegsman subsequently filed the required reports.

Beneficial Ownership of RXi’s Common Stock

The following tables set forth information with respect to the beneficial ownership of our common stock as of April 1, 2010 by:

•	any person known by us to be the beneficial owner of 5% or more of our common stock, including any “group” as that term is defined in the Exchange Act;

•	each current director and our named executive officers; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules, and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities that are currently exercisable or convertible within 60 days are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted, the information below is based on the number of shares of our common stock beneficially owned by each person or entity at April 1, 2010 and the number of shares subject to any options and warrants granted to these individuals that are exercisable within 60 days of April 1, 2010, which are indicated by footnote.

	Amount and Nature	Percentage of
	of Beneficial	Outstanding
Name and Address of Beneficial Owner	Ownership	Shares

Holders of more than 5% of our voting securities:
CytRx Corporation(1)	5,093,881	27.8%
Directors and Named Executive Officers:
Noah D. Beerman(2)(3)	49,519
Anastasia Khvorova(4)(5)	92,954	*
Pamela Pavco, Ph.D.(6)(7)	152,712	*
Mark J. Ahn, Ph.D.(8)(9)	172,500	*
Richard Chin, M.D.(10)	62,500	*
Stephen S. Galliker(11)(12)	172,500	*
Sanford J. Hillsberg(13)(14)(15)	168,500	*
Steven A. Kriegsman(16)(17)	217,500	1.2%
Rudolph Nisi, M.D.(18)(19)	66,000	*
All executive officers and directors as a group — 9 persons (20)(21)	1,154,685	6.3%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	The address for CytRx Corporation (“CytRx”) is 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049.

(2)	Consists of 44,112 shares of common stock underlying stock options exercisable within 60 days of April 1, 2010.

(3)	Consists of 5,407 shares of common stock.

(4)	Includes 85,448 shares of common stock underlying stock options exercisable within 60 days of April 1, 2010.

(5)	Includes 7,506 shares of common stock.

(6)	Includes 146,335 shares of common stock underlying stock options exercisable within 60 days of April 1, 2010.

(7)	Includes 6,377 shares of common stock.

(8)	Consists of 162,500 shares of common stock underlying stock options exercisable within 60 days of April 1, 2010.

(9)	Consists of 10,000 shares of common stock.

(10)	Consists of 62,500 shares of common stock underlying stock options exercisable within 60 days of April 1, 2010.

(11)	Consists of 162,500 shares of common stock underlying stock options exercisable within 60 days of April 1, 2010.

(12)	Consists of 10,000 shares of common stock.

(13)	Consists of 162,500 shares of common stock underlying stock options exercisable within 60 days of April 1, 2010.

(14)	Consists of 6,000 shares of common stock.

(15)	The shares shown do not include shares owned by TroyGould PC.

(16)	Includes 212,500 shares of common stock underlying stock options and exercisable within 60 days of April 1, 2010. Mr. Kriegsman is the CEO and a director of CytRx, but acting alone, he has neither voting nor investment power with respect to the shares beneficially owned by CytRx. As a result, Mr. Kriegsman disclaims beneficial ownership of such shares.

(17)	Includes 5,000 shares of common stock.

(18)	Includes 62,500 shares of common stock underlying stock options exercisable within 60 days of April 1, 2010.

(19)	Includes 3,500 shares of common stock.

(20)	Includes 1,103,282 shares of common stock underlying stock options exercisable within 60 days of April 1, 2010.

(21)	Includes 33,540 shares of common stock.

Executive Officers of RXi Pharmaceuticals Corporation

Set forth below is information regarding our current executive officers (other than information relating to Noah D. Beerman, our President and Chief Executive Officer, which is set forth above under “Continuing Directors”). Each officer’s age is indicated in parentheses after his name.

Konstantinos Andrikopoulos, Ph.D., J.D. (44) has been our Vice President, Legal Counsel and Chief Intellectual Property Counsel at RXi since November 2008. Dr. Andrikopoulos brings a broad range of experience to RXi. He was previously Senior Patent Counsel for Shire Human Genetic Therapies (formerly known as Transkaryotic Therapies, Inc.). While there, Dr. Andrikopoulos was responsible for Shire HGT’s extensive patent portfolio encompassing two marketed drug products and a rich pipeline. Prior to his work at Shire, Dr. Andrikopoulos spent five years with Wolf, Greenfield & Sacks, P.C., a Boston firm specializing in intellectual property law, as a technology specialist, patent agent and patent attorney, creating and managing patent estates for a number of biotechnology clients. Dr. Andrikopoulos received his law degree from Suffolk University Law School in Boston, his Ph.D. in Biomedical Sciences from the City University of New York (through Mount Sinai School of Medicine’s Graduate School of Biological Sciences Program) and his B.Sc. in Biophysics (Hons.) from the University of East London, London, U.K. Dr. Andrikopoulos was an Irvington Foundation Postdoctoral Fellow at MGH, Harvard Medical School in Boston. He is the author or co-author of numerous scientific publications and is a member of the Massachusetts Bar and a registered patent attorney with the United States Patent and Trademark Office.

Anastasia Khvorova, Ph.D., (40) has been our Chief Scientific Officer since October 2008. Dr. Khvorova has contributed significantly to the RNAi field. While at Dharmacon (ThermoFisher Scientific), she made major technology advances in RNAi and microRNA. Dr. Khvorova was also responsible for establishing and managing several drug discovery/development collaborations with major pharmaceutical companies, including Abbott and Alcon. Her groundbreaking work has allowed her to author more than 150 abstracts, 30 patents and patent applications, several book chapters and over 40 peer reviewed publications. Dr. Khvorova received her Ph.D. in Biochemistry from Russian Academia of Sciences in Moscow in 1994 and after 10 years of working in academia and industry she joined Dharmacon in 2002, where she served as the Chief Scientifc Officer for 6 years.

Pamela Pavco, Ph.D. (53) has been our Vice President of Pharmaceutical Development since March 2007. Dr. Pavco brings over 18 years of research and development experience in oligonucleotides to us. From 2002 to 2006, Dr. Pavco was Senior Director, R&D Project Management at Sirna Therapeutics, previously known as Ribozyme Pharmaceuticals, where she was responsible for the discovery research and development of Sirna-027, the first chemically modified siRNA to enter into clinical trials. Dr. Pavco also managed the alliance with Allergan that was initiated to continue discovery research in the area of ophthalmology and take Sirna-027 forward into Phase 2 clinical studies. While at Sirna, Dr. Pavco served various additional roles including Director of Biology Research and Director of Pharmacology and managed numerous corporate collaborations and internal programs developing therapeutic oligonucleotides in the fields of oncology, anti-angiogenesis, Hepatitis, respiratory disease and Huntington’s disease. Dr. Pavco has authored numerous scientific articles and contributed to approximately 58 patents and patent applications in the oligonucleotide therapeutics field. Dr. Pavco received a Ph.D. in Biochemistry from Virginia Commonwealth University in 1983 and did her post-doctoral work at Duke University prior to joining Sirna Therapeutics. She is a member of the American Association of Cancer Research and the Association for Research and Vision in Ophthalmology.

Dmitry Samarsky, Ph.D. (43) has been our Vice President of Technology and Business Development since June 2007. From 2005 through 2007, Dr. Samarsky was with Dharmacon, Inc. (now part of ThermoFisher Scientific), where his role was to develop, support and expedite technology development for the company’s RNAi platform.

From 2003 through 2005, Dr. Samarsky was employed by Invitrogen, formulating partnership models and providing BioDiscovery platform solutions for the drug discovery process. From 2001 through 2003, Dr. Samarsky was employed by Sequitur, Inc. where he had the role of developing and promoting Sequitur, Inc.’s antisense and RNAi technological platforms. Dr. Samarsky received his Ph.D. in biochemistry and molecular biology from the University of Massachusetts, Amherst in 1998. He then performed postdoctoral work with Dr. Michael R. Green, a Howard Hughes Medical Institute investigator at the University of Massachusetts Medical School, Worcester. During postdoctoral training, Dr. Samarsky was awarded a three year H. Arthur Smith Fellowship for Cancer Research. Dr. Samarsky has authored many publications, including research articles, reviews, book chapters and patent applications and has frequently advised, chaired and presented at various industrial and academic conferences and symposia.

Amy Tata, CPA (37) has been our Principal Accounting Officer since October 2009. Ms. Tata, a Massachusetts licensed CPA, has over 15 years of experience in both public and private accounting. Ms. Tata joined the Company in June 2007 as the Director of Accounting. Over the past two years, she has been responsible for the administration of the Company’s accounting and SEC reporting as well as Sarbanes-Oxley implementation and compliance. Prior to joining the Company, Ms. Tata served from January 2006 until May 2007, as the Director of Finance and Business Operations of Girls Incorporated of Worcester, a national non-profit organization which provides research based educational programs to girls and young women. Prior to that, Ms. Tata spent 6 years at Carlin, Charron and Rosen LLP now known as CCR, LLP, where from December 1999 until December 2005, she held various positions of increasing responsibility, including Audit Manager. CCR, LLP, is a regional certified public accounting firm which provides assurance, financial and business advisory services to both public and private companies. From September 1995 until December 1999, Ms. Tata held 4 different positions of increasing responsibility at State Street. Ms. Tata holds a B.Sc. degree in Business Administration/Accounting from Fitchburg State College.

Ramani Varanasi (40) has been our Vice President of Business Development since March 2009. Ms. Varanasi has more than 15 years of experience in structuring, negotiating and executing strategic alliances, licenses and collaborations and in providing business development, management and strategic leadership in the pharmaceutical industry. Ms. Varanasi spent nine years at Millennium Pharmaceuticals, where she served in a variety of management roles in the areas of technology licensing and technology and product business development. She served as Director of Business Development at Millennium Pharmaceuticals, and cultivated her business strategy skills, executed several broad technology and product focused deals with global pharmaceutical and biotechnology companies, and grew her network of connections in the pharmaceutical industry. She then joined Momenta Pharmaceuticals as Director, Corporate Development, where she successfully led various business and corporate development activities for the company. Most recently, Ramani served as Head of Business Development at Archemix Corporation where she was responsible for and lead the strategic development and execution of several strategic technology, research collaboration and product alliances, including the partnership with Merck Serono, a multi-year alliance with a deal value greater than $600M. Ramani holds a B.Sc. and a M.Sc. from McGill University in Microbiology & Immunology and Biochemistry, respectively, and an MBA from Northeastern University.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2009, 2008 and 2007 to our current Chief Executive Officer and two most highly compensated executive officers, other than our President and Chief Executive Officer. As required by SEC rules, the table also includes compensation information for such years for (i) Dr. Tod Woolf, Ph.D., our former Chief Executive Officer who resigned on November 4, 2009 and who remains on our Scientific Advisory Board and (ii) Stephen J. DiPalma, our former Chief Financial Officer who resigned on August 28, 2009.

				Option	All Other
		Salary	Bonus	Awards	Compensation		Total
Name and Principle Position	Year	($)	($)(1)	($)(2)	($)		($)

Noah D. Beerman(3)	2009	53,365	25,000	690,305	50		768,720
President and Chief Executive Officer	2008	—	—	—	—		—
	2007	—	—	—	—		—
Tod Woolf, Ph.D.(4)	2009	354,123	50,248	197,919	187,500		790,180
Former President and Chief Executive	2008	275,481	54,814	444,079	450	(5)	774,824
Officer	2007	216,347	87,500	236,433	33,302	(6)	573,582
Stephen J. DiPalma(7)	2009	206,746	—	309,047	200		515,993
Former Executive Vice President of	2008	229,173	46,593	131,809	450	(5)	408,025
Business Operations and Chief Financial	2007	76,396	30,000	368,000	201	(8)	474,597
Officer and Secretary
Anastasia Khvorova, Ph.D.(9)	2009	264,855	42,559	263,900	75,300		646,614
Chief Scientific Officer	2008	39,423	—	1,703,749	75		1,743,247
	2007	—	—	—	—		—
Pamela Pavco, Ph.D.	2009	249,192	36,158	174,544	300		460,194
Vice President of Pharmaceutical	2008	212,677	27,539	264,060	450	(4)	504,726
Development	2007	162,762	38,522	528,351	29,677	(10)	759,312

(1)	Year-end bonuses were accrued at December 31, 2008 and 2007 and paid in January 2009 and January 2008 respectively.

(2)	Amounts included under Options Awards reflect the grant date fair value computed in accordance with FASB ASC 718 for the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting. The assumptions we used in valuing options are described more fully in “Management’s Discussion and Analysis” and the footnotes to our financial statements incorporated herein by reference to our annual report on Form 10-K for the year ended December 31, 2009.

(3)	Mr. Beerman became President and Chief Executive Officer on November 5, 2009.

(4)	Dr. Woolf resigned effective November 5, 2009.

(5)	Consists of $450 in life insurance premiums paid by us.

(6)	Consists of $33,000 in consulting fees paid in 2007 by CytRx Corporation and $302 in life insurance premiums paid by us.

(7)	Mr. DiPalma resigned effective August 28, 2009.

(8)	Consists of $201 in life insurance premiums paid by us.

(9)	Dr. Khvorova became Chief Scientific Officer on October 17, 2008.

(10)	Consists of $29,375 in consulting fees paid by CytRx Corporation and $302 in life insurance premiums paid by us.

RXi Pharmaceuticals Corporation’s 2007 Incentive Plan

The RXi Pharmaceutical Corporation 2007 Incentive Plan, (the “2007 Incentive Plan”), was adopted by our Board of Directors on February 23, 2007, approved by our stockholders on June 19, 2007. During 2008, the 2007 Incentive Plan was amended to increase the maximum number of shares of common stock authorized for issuance from 2,750,000 to 3,750,000 (the “2008 Amendment”) and during 2009, the 2007 Incentive Plan was amended to increase the maximum number of shares of common stock authorized for issuance from 3,750,000 to 4,750,000 (the “2009 Amendment”). The 2008 Amendment was adopted by our Board of Directors on June 4, 2008 and approved by our stockholders on July 18, 2008 and the 2009 Amendment was adopted by our Board of Directors on March 27, 2009 and approved by our stockholders on June 5, 2009. Under this plan, we may grant incentive common stock options, nonqualified stock options and restricted and unrestricted stock awards. As of December 31, 2009, 3,630,839 shares were subject to outstanding options under this plan, and 1,047,335 shares were available for future grant under this plan. As noted under Proposal III of this Proxy Statement, in April 2010 our Board approved, and we are asking our stockholders to approve, an amendment to the 2007 Incentive Plan to increase the number of shares of common stock authorized for issuance under the 2007 Incentive Plan by 2,000,000 shares for a total of 6,750,000 shares of common stock authorized for issuance under awards granted pursuant to the 2007 Incentive Plan and to make corresponding changes to related amounts in the 2007 Incentive Plan with respect to limits on the number of shares of common stock that may be delivered in satisfaction of awards under the 2007 Incentive Plan. Please see Proposal III for additional information on the amendment to the 2007 Incentive Plan Amendment.

Our Board of Directors has appointed its Compensation Committee to act as the administrator of our 2007 Incentive Plan. Subject to board approval, the administrator has the power to select the participants, establish the price, terms and conditions of each option, issue shares upon option exercises and interpret option agreements, and the administrator may at any time modify or amend the 2007 Incentive Plan in any respect, except where stockholders approval is required by law or where such termination or modification or amendment affects the rights of an optionee under a previously granted option and such optionee’s consent has not been obtained.

In the event of a change of control in which there is an acquiring or surviving entity, the administrator may provide for the assumption or substitution of some or all outstanding awards by the acquirer or survivor. In the absence of an assumption or substitution, each stock option will become fully exercisable prior to the transaction on a basis that gives the holder of the stock option a reasonable opportunity as determined by the administrator, to participate as a stockholder in the transaction following exercise, and the stock option will terminate upon consummation of the transaction. In the case of restricted stock, the administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such stock in connection with the transaction be placed in escrow or otherwise made subject to such restrictions as our Board of Directors deems appropriate.

Immediately upon termination of employment of an employee, the unvested portion of any stock option will terminate and the balance, to the extent exercisable, will remain exercisable for the lesser of (i) a period of three months (90 days) or (ii) the period ending on the latest date on which such stock option could have been exercised without regard to this provision. The 2007 Incentive Plan provides exceptions for the vesting of options upon an individual’s death or if the administrator determines that the termination of employment resulted for reasons that cast discredit on the individual.

Outstanding Equity Awards

The following table shows vested and unvested stock award grants outstanding on December 31, 2009 to each of the executive officers named in the summary compensation table who were serving as executive officers as of December 31, 2009:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	Exercisable	Unexercisable	Price	Expiration
Name	(#)	(#)	($)	Date

Noah D. Beerman(1)	—	350,000	2.19	11/5/2019
President and Chief Executive Officer
Anastasia Khvorova, Ph.D.(2)	47,500	142,500	10.43	10/17/2018
Chief Scientific Officer	6,250	93,750	2.92	9/22/2019
Pamela Pavco, Ph.D.(3)	63,573	81,738	5.00	5/23/2017
Vice President of Pharmaceutical Development	5,228	36,598	7.50	4/18/2018
	8,812	38,188	4.19	1/15/2019

(1)	The stock option grant to Mr. Beerman vests in 16 equal monthly installments of 21,875 shares beginning on February 5, 2010.

(2)	The stock option grant to Dr. Khvorova vests in installments of 11,815 shares on January 17 in each of 2009, 2010, 2011 and 2012 and 11,875 shares on each April 17, July 17 and October 17 in each of 2009, 2010, 2011 and 2012.

(3)	The stock option grant to Dr. Pavco with an exercise price equal to $5.00 vests in 15 equal quarterly installments of 9,081.94 shares beginning on June 7, 2007, with a final installment of 9,081.90 shares vesting on March 7, 2011. The stock option grant with an exercise price equal to $7.50 vests in 16 equal quarterly installments of 2,614.13 shares beginning on July 18, 2008. The stock option grant with an exercise price equal to $4.19 vests in 16 equal quarterly installments of 2,973.5 shares beginning on April 15, 2009.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Defined Compensation

We do not have any nonqualified defined compensation plans.

Termination-Based Compensation

We have agreements in place with our named executive officers that provide for acceleration of option vesting and severance payments upon termination of such officer’s employment or a change of control. In the event of a change of control, as defined, certain provisions allow for acceleration of vesting in full of the options granted in such employment agreement. Pursuant to the change of control provisions in Dr. Pavco’s employment agreement and as more fully described below in “Termination Agreements,” if Dr. Pavco is terminated due to a change of control, she is entitled to immediate vesting of the greater of (a) 50% of all unvested options or (b) 12 months of unvested options, as well as any accrued but unpaid salary and unused vacation time as of the date of termination, twelve months’ of salary from the date of termination and continued participation at our cost in our employer sponsored group benefit plans in which the officer was participating as of the date of termination

Termination Agreements

Noah D. Beerman

Upon termination of Mr. Beerman’s employment by us without cause (as defined) or by Mr. Beerman with good reason (as defined), he is entitled to payment of: (a) any accrued but unpaid salary and unused vacation as of the date of his termination and any unpaid bonus that may have been previously awarded to him prior to such date, both of which are due and payable within three days of his termination, (b) six months of salary from the date of termination if the date of termination is within six months from the effective date of Mr. Beerman’s employment agreement, plus an additional month of salary for each month of continued employment beyond six months from the effective date of Mr. Beerman’s employment agreement, up to a maximum of twelve months of salary (the “Severance Period”) in the form of salary continuation on a monthly basis, (c) a bonus incentive equal to the target bonus set forth in any bonus plan applicable to Mr. Beerman and in effect as of the date of termination as it applies only to targets achieved in full prior to the date of termination, which is due and payable within three days of his termination and (d) continued participation, at our expense, during the Severance Period in any of our sponsored group benefit plans in which Mr. Beerman was participating as of the date of termination. In the event that Mr. Beerman were to be terminated by us without cause, the value of his severance package at December 31, 2009 would be $304,716 including salary and benefits of approximately $188,300. In addition, any options issued to Mr. Beerman under our 2007 Incentive Plan, that would have vested during the Severance Period will vest and become exercisable as of the date of his termination without cause or as a result of involuntary termination, excluding any options granted after the effective date of Mr. Beerman’s employment agreement that vest upon the attainment of milestones or events other than the passage of time.

Furthermore, in the event that a covered transaction, as defined in our 2007 Incentive Plan, occurs, any options issued to Mr. Beerman will vest in full and become exercisable. The fair value of stock options that would vest as a result of any of these events occurring is approximately $690,305. The fair value of the options, based on the following assumptions, was estimated using the Black-Scholes option-pricing model. Due to the fact that we have limited history of stock trading, our company’s expected stock-price volatility assumption is based on a combination of implied volatilities of similar entities whose share or option prices are publicly traded. We used a weighted-average expected stock-price volatility of 120.54%. The expected life assumption is based on a simplified method provided for under ASC 718, which averages the contractual term of our options (10 years) with the ordinary vesting term (four years). The dividend yield of zero is based on the fact that we have no present intention to pay cash dividends. The weighted average risk-free rate of 3.06% used for each grant is equal to the zero coupon rate in effect at the time of the grant for instruments with similar expected life. Mr. Beerman’s severance payments will only be triggered in the event that his employment is terminated by us without cause or by Mr. Beerman with good reason, which, for purposes of his employment agreement, means any of the following: (i) a material reduction in Mr. Beerman’s duties, position, or responsibilities in effect immediately prior to such reduction, (ii) the material reduction of Mr. Beerman’s base salary or bonus opportunity in effect immediately prior to such reduction, (iii) a material reduction by us in the kind or level of benefits to which Mr. Beerman is entitled immediately prior to such reduction with the result that Mr. Beerman’s overall benefits package is significantly reduced or (iv) without Mr. Beerman’s express written consent, he is relocated to a facility or location more than 60 miles from our current facility in Worcester, Massachusetts.

Anastasia Khvorova, Ph.D.

Upon termination of Dr. Khvorova employment without cause (as defined) by us or by Dr. Khvorova as a result of an involuntary termination, she is entitled to payment of (a) any accrued but unpaid salary and unused vacation as of the date of her termination, (b) six months of salary from the date of termination and (c) continued participation, at our expense, during the severance period (as defined) in any of our sponsored group benefit plans in which Dr. Khvorova was participating as of the date of termination.

Additionally, any options issued to Dr. Khvorova under our 2007 Incentive Plan, that would have vested during the severance period will vest and become exercisable as of the date of her termination without cause or as a result of involuntary termination. Furthermore, upon the occurrence of a covered transaction, as defined in our 2007 Incentive Plan, all options issued to Dr. Khvorova under the 2007 Incentive Plan, will vest and become exercisable. In the event that Dr. Khvorova was terminated from the Company without cause at December 31, 2009, the value of her severance package would be approximately $877,204 including salary and benefits of approximately $142,500 and the fair value of stock options that would vest as a result of this termination of approximately $734,704. In addition to the payments upon termination of Dr. Khvorova, all options issued to Dr. Khvorova under her employment agreement will vest in full and become exercisable as to all of the shares covered thereby upon the occurrence of a covered transaction as defined in our 2007 Incentive Plan. The fair value of stock options that would vest as a result of a covered transaction is approximately $2,109,784. The fair value of the options, based on the following assumptions, was estimated using the Black-Scholes option-pricing model. Due to the fact that we have limited history of stock trading, our expected stock-price volatility assumption is based on a combination of implied volatilities of similar entities whose share or option prices are publicly traded. We used a weighted-average expected stock-price volatility of 111.92%. The expected life assumption is based on a simplified method provided for under, ASC 718 which averages the contractual term of the Company’s options (ten years) with the ordinary vesting term (four years). The dividend yield of zero is based on the fact that we have no present intention to pay cash dividends. The risk-free rate of 3.23% used for each grant is equal to the zero coupon rate in effect at the time of the grant for instruments with similar expected life.

Pamela Pavco, Ph.D.

Upon termination of Dr. Pavco employment without cause (as defined) by us or by Dr. Pavco as a result of an involuntary termination, she is entitled to payment of (a) any accrued but unpaid salary and unused vacation as of the date of her termination, (b) six months of salary from the date of termination and (c) continued participation, at our expense, during the severance period (as defined) in any of our sponsored group benefit plans in which Dr. Pavco was participating as of the date of termination.

Additionally, any options issued to Dr. Pavco under our 2007 Incentive Plan, that would have vested during the severance period will vest and become exercisable as of the date of her termination without cause or as a result of involuntary termination. Furthermore, upon the occurrence of a covered transaction, as defined in our 2007 Incentive Plan, all options issued to Dr. Pavco under the 2007 Incentive Plan, will vest and become exercisable. In the event that Dr. Pavco was terminated from the Company without cause at December 31, 2009, the value of her severance package would be approximately $796,498 including salary and benefits of approximately $140,129 and the fair value of stock options that would vest as a result of this termination of approximately $656,369. In addition to the payments upon termination of Dr. Pavco, all options issued to Dr. Pavco under her employment agreement will vest in full and become exercisable as to all of the shares covered thereby upon the occurrence of a covered transaction as defined in our 2007 Incentive Plan. The fair of stock options that would vest as a result of a covered transaction is approximately $1,106,362. The fair value of the options, based on the following assumptions, was estimated using the Black-Scholes option-pricing model. Due to the fact that we have limited history of stock trading, our expected stock-price volatility assumption is based on a combination of implied volatilities of similar entities whose share or option prices are publicly traded. We used a weighted-average expected stock-price volatility of 109.20%. The expected life assumption is based on a simplified method provided for under, ASC 718 which averages the contractual term of the Company’s options (ten years) with the ordinary vesting term (four years). The dividend yield of zero is based on the fact that we have no present intention to pay cash dividends. The risk-free rate of 3.75% used for each grant is equal to the zero coupon rate in effect at the time of the grant for instruments with similar expected life.

Dr. Pavco’s severance payments will only be triggered in the event that her employment is terminated by us without cause or by Dr. Pavco herself as a result of an involuntary termination, which, for purposes of her employment agreement, means any of the following: (a) our breach of any material term of the employment agreement; provided that the first occasion of any particular breach shall not constitute such cause unless we have failed to cure such breach within 60 days after receiving written notice from Dr. Pavco stating the nature of such breach (b) a reduction in Dr. Pavco’s salary (c) a reduction in Dr. Pavco’s title, (d) the reduction of Dr. Pavco’s duties from those typically assigned to a Vice President of a similarly situated biotechnology or pharmaceutical company. In addition to the above, in the event we undergo a change of control (as defined) and Dr. Pavco’s employment is terminated by us or by Dr. Pavco for involuntary termination, within one year after the change of control (other than for cause (as defined)), then: (i) the greater of (a) 50% of Dr. Pavco’s unvested options shall vest immediately, or (b) 12 months’ unvested options shall vest immediately, and (ii) Dr. Pavco will be entitled to (a) any accrued but unpaid salary and unused vacation time as of the date of such termination, (b) 12 months’ of salary from the date of termination, payable in accordance with our normal payroll practice, and (c) continued participation, at our expense and cost, during those 12 months in any of our sponsored group benefit plans in which Dr. Pavco was participating as of the date of termination. In the event that Dr. Pavco was terminated following a change of control, the value of salary and benefits Dr. Pavco would be entitled to receive during those 12 months would be approximately $280,258. As any options held by Dr. Pavco’s at the time of the change of control would vest immediately, the accelerated vesting provisions described above would only apply to options that may be issued to her after the change of control. Because the terms of any such options are unknown, the current fair value of stock options that would vest as a result of such termination cannot be calculated.

Tod Woolf, Ph.D.

Pursuant to the terms of his separation agreement dated November 5, 2009, Dr. Woolf received from the Company (a) a lump sum of $187,500 paid within ten days of his resignation; (b) a bonus in the form of 8,862 restricted stock units, (c) six months acceleration of vesting of all of his outstanding unvested stock options as of the resignation date, and, notwithstanding any provision of the Company’s 2007 Incentive Plan, such stock options shall otherwise continue to vest during Dr. Woolf’s continuing service on the Company’s Scientific Advisory Board and (d) continued participation in the Company’s medical, dental and vision insurance coverage plans in which Dr. Woolf was participating on the date of his resignation until the earlier of: (i) the end of the 24-month period following the date of his resignation; and (ii) the date, or dates, Dr. Woolf receives comparable coverage and benefits under the plans and programs of any subsequent employer. The period for exercising all vested stock options was extended to the later of: (i) November 4, 2011 or (ii) 90 days following the end of the term of Dr. Woolf’s agreement to serve on the Company’s Scientific Advisory Board (the “SAB Agreement”) (which date shall be February 4, 2013) or such earlier date as the SAB Agreement may be terminated pursuant to the terms of the SAB Agreement.

Employment Agreements

Noah D. Beerman

We entered into an employment agreement with Mr. Beerman under which he was engaged to continue his employment as our President and Chief Executive Officer through December 31, 2011. Mr. Beerman is entitled under his employment agreement to receive an annual base salary of $375,000. In addition, pursuant to the terms of his employment agreement, we granted Mr. Beerman an option to purchase 350,000 shares of our common stock at an exercise price of the then fair market value of $2.19 per share. This option has a term of ten years and will vest in equal monthly installments over three years, subject to accelerated vesting if a covered transaction, as defined in the 2007 Incentive Plan, occurs. Mr. Beerman also may be eligible for an annual discretionary bonus, which will be determined in our sole discretion. Provisions in Mr. Beerman’s agreement related to payments upon termination are described above in “Termination Based Compensation and Termination Agreements.”

Pamela Pavco, Ph.D.

We have entered into an employment agreement with Dr. Pavco under which she is engaged to serve as our Vice President of Research and Development or Vice President of Pharmaceutical Development for a term of one year. Dr. Pavco is entitled under her employment agreement to receive an annual base salary of $198,000. In October of 2008, the board of directors voted to increase Dr. Pavco’s base salary to $270,000. In October of 2009, the board of directors voted to increase Dr. Pavco’s base salary to $278,658. On May 23, 2007, pursuant to the terms of her employment agreement, we granted Dr. Pavco an option to purchase 145,311 shares of our common stock at an exercise price of the then fair market value of $5.00 per share. The option will have a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on June 7, 2007. On April 18, 2008, we granted Dr. Pavco an option to purchase 41,826 shares of our common stock at an exercise price of the then fair market value of $7.50 per share. The option will have a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on July 18, 2008. On January 15, 2009, we granted Dr. Pavco an option to purchase 47,000 shares of our common stock at an exercise price of the then fair market value of $4.19 per share. The option will have a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on April 15, 2009. All of Dr. Pavco’s option grants are subject to accelerated vesting in the event of a covered transaction, as defined in our 2007 Incentive Plan. Provisions in Dr. Pavco’s agreement related to payments upon termination, a covered transaction and a change of control are described above in “Termination Based Compensation and Termination Agreements.”

Anastasia Khvorova, Ph.D.

We have entered into an employment agreement with Dr. Khvorova under which she is engaged to serve as our Chief Scientific Officer. Dr. Khvorova is entitled under her employment agreement to receive an annual base salary of $250,000. In October of 2009, our Board of Directors voted to increase Dr. Khvorova’s base salary to $270,000. On October 17, 2008, pursuant to the terms of her employment agreement, we granted Dr. Khvorova an option to purchase 190,000 shares of our common stock at an exercise price of the then fair market value of $10.43 per share. The option will have a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on January 17, 2009. On September 22, 2009, we granted Dr. Khvorova an option to purchase 100,000 shares of our common stock at an exercise price of the then fair market value of $2.92 per share. The option will have a term of ten years and will vest and become exercisable in 16 equal quarterly installments beginning on December 22, 2009. All of Dr. Khvorova’s option grants are subject to accelerated vesting in the event of a covered transaction, as defined in our 2007 Incentive Plan. Provisions in Dr. Khvorova’s agreement related to payments upon termination and a covered transaction are described above in “Termination Based Compensation and Termination Agreements.”

Director Compensation

In the discretion of our Board of Directors, each director may be paid such fees for his services as a director and be reimbursed for his reasonable expenses incurred in the performance of his duties as director as our Board of Directors determines from time to time.

The following table sets forth a summary of the compensation paid to certain of our directors in 2009, other than Mr. Beerman. Amounts included under Options awards below represent the fair value of the award calculated under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation” (“ASC 718”).

	Fees Earned
	or Paid	Stock		All Other
Name	in Cash ($)	Awards ($)	Option Awards ($)(1)	Compensation ($)	Total ($)

Mark. J. Ahn, Ph.D.	104,250	—	179,345	65,407	349,002
Richard Chin, M.D.	49,549	—	200,035	—	249,584
Stephen S. Galliker	121,000	33,450	179,345	—	333,795
Sanford J. Hillsberg	153,000	55,750	179,345	—	388,095
Steven A. Kriegsman	85,250	11,150	179,345	—	275,745
Rudolph Nisi, M.D.	71,066	7,805	127,335	—	206,206

(1)	Amounts included under Options Awards reflect the grant date fair value computed in accordance with ASC 718 for the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting. The assumptions we used in valuing options are described more fully in “Management’s Discussion and Analysis” and the footnotes to our financial statements incorporated herein by reference to our annual report on Form 10-K for the year ended December 31, 2009.

Cash Compensation

Under our director compensation plan, each director who is not an employee will receive the following cash compensation for service on our Board of Directors and committees of our Board of Directors:

•	an annual retainer fee of $20,000 for each director, payable quarterly,

•	an annual retainer fee of $10,000 for the chairperson of each committee of our Board of Directors other than the audit committee, payable quarterly,

•	an annual retainer fee of $20,000 for the chairperson of the audit committee of our Board of Directors, payable quarterly,

•	an annual retainer fee of $40,000 for the Chairman of our Board of Directors, payable quarterly,

•	a fee of $1,500 per board meeting attended by the director, such fee payable for meetings attended in person or telephonically,

•	a fee of $1,500 per audit committee meeting attended by the chair of the committee, such fees payable for meetings attended in person or telephonically,

•	a fee of $1,250 per audit committee meeting attended by other directors who are members of the committee, such fees payable for meetings attended in person or telephonically,

•	a fee of $1,250 per all other committee meetings attended by the chair of the committee, such fees payable for meetings attended in person or telephonically, and

•	a fee of $1,000 per all other committee meeting attended by other directors who are members of the committee, such fees payable for meetings attended in person or telephonically.

Cash Compensation through December 31, 2009

Under our director compensation plan, each director who is not an employee received the following cash compensation for service on our Board of Directors and committees of our Board of Directors through 12/31/09:

•	an annual retainer fee of $24,000 for each director, payable quarterly,

•	an annual retainer fee of $12,000 for the chairperson of each committee of our Board of Directors other than the audit committee, payable quarterly,

•	an annual retainer fee of $25,000 for the chairperson of the audit committee of our Board of Directors, payable quarterly,

•	an annual retainer fee of $50,000 for the Chairman of our Board of Directors, payable quarterly,

•	a fee of $3,000 per board meeting attended by the director, such fee payable for meetings attended in person or telephonically,

•	a fee of $2,500 per audit committee meeting attended by the chair of the committee, such fees payable for meetings attended in person or telephonically,

•	a fee of $2,000 per audit committee meeting attended by other directors who are members of the committee, such fees payable for meetings attended in person or telephonically,

•	a fee of $2,000 per all other committee meetings attended by the chair of the committee, such fees payable for meetings attended in person or telephonically,

•	a fee of $1,500 per all other committee meeting attended by other directors who are members of the committee, such fees payable for meetings attended in person or telephonically, and

•	a fee of $750 per each written consent.

Equity Compensation

On January 15, 2009 as part of their annual grant, Messrs. Galliker, Hillsberg and Kriegsman and Dr. Ahn were granted an option of 50,000 shares and Dr. Nisi was granted an option of 35,500 shares, at an exercise price of $4.19 per share. These options were fully vested at December 31, 2009. These options have a ten year term and will be exercisable for two years following termination of service as a member of our Board of Directors, unless the director is terminated for cause, in which case the options are terminated.

On April 23, 2009 as part of his annual grant, Dr. Chin was granted, an option of 50,000 shares at an exercise price of $4.60 per share. These options will fully vest on April 23, 2010. These options have a ten year term and will be exercisable for two years following termination of service as a member of our Board of Directors, unless the director is terminated for cause, in which case the options are terminated.

On October 16, 2009, certain non-employee directors were granted restricted stock units. Messrs. Hillsberg, Galliker and Kriegsman and Dr. Nisi received 25,000, 15,000, 5,000 and 3,500 restricted stock units respectively. These restricted stock units fully vested on January 2, 2010.

Reimbursements

Our directors are reimbursed for their expenses incurred in attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that corporations may not deduct compensation of more than $1.0 million that is paid to certain individuals. We believe that compensation paid to our executive officers generally is fully deductible for federal income tax purposes.

Accounting for Share-Based Compensation

We account for share-based compensation in accordance with the requirements of FASB ASC 718. This accounting treatment has not significantly affected our compensation decisions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

There are no “interlocks,” as defined by the SEC with respect to any member of the Compensation Committee Messrs. Kriegsman (chair) and Hillsberg and Dr. Nisi are the current members of the Compensation Committee. None of Mr. Kriegsman, Mr. Hillsberg or Dr. Nisi have ever served as an officer of the Company or acted in such capacity.

Risk Assessment of Compensation Policies and Practices

In 2009, the Compensation Committee reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that our compensation policies and practices do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure and Role in Risk Oversight

Currently, the positions of Chairman of the Board of Directors and Chief Executive Officer of the Company are held by separate individuals, with Mr. Hillsberg serving as Chairman of the Board and Mr. Beerman serving as Chief Executive Officer. Mr. Hillsberg, an independent director, has served as the Chairman of the Board since 2007 and since 2007 we have continuously had a separate CEO. The Chairman of the Board is elected by the Board of Directors on an annual basis.

The Board currently believes that this structure is best for the Company, as it allows Mr. Beerman to focus on the Company’s strategy, business and operations, while enabling Mr. Hillsberg to manage the Board of Directors and serve as a liaison between the Board and the Company’s senior management, led by Mr. Beerman. Additionally, the Board currently believes the separation of offices is beneficial because a separate Chairman can provide the CEO with guidance and feedback on his performance and the Chairman provides a more effective channel for the Board to express its views on management. This structure can also enable Messrs. Hillsberg and Beerman, and the other members of the Board to be better informed and to communicate more effectively on issues, including with respect to risk oversight matters.

The Board does not believe that a formal policy separating the positions of Chairman of the Board and CEO is necessary or desirable. The Board continually evaluates our leadership structure and could in the future decide to combine the Chairman and CEO positions if it believes that doing so would serve the best interests of our Company and shareholders.

Code of Ethics

We have adopted a Code of Ethics applicable to all employees, including the principal executive officer, principal financial officer and principal accounting officer. A copy of our Code of Ethics is available on our website, www.rxipharma.com.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Appointment of BDO Seidman, LLP

BDO Seidman, LLP (“BDO”) currently serves as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2009. BDO does not have and has not had any financial interest, direct or indirect, in RXi, and does not have and has not had any connection with RXi except in its professional capacity as our independent auditors. BDO also audits the financial statements of CytRx Corporation, our largest shareholder.

Our Audit Committee has reappointed BDO to serve as our independent registered public accounting firm for the year ending December 31, 2010. The ratification by our stockholders of the appointment of BDO is not required by law or by our Bylaws. Our Board of Directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this appointment for ratification by the stockholders. If this appointment is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its appointment of BDO. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Committee determines that such a change would be in the best interests of RXi and its stockholders.

Any material non-audit services to be provided by BDO are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are costs or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.

We expect that representatives of BDO will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The fees for 2009 and 2008 billed to us by BDO for professional services rendered for the audit and quarterly reviews of our financial statements, S-3 and S-8 Registration Statements were $217,000 and $281,000 respectively.

Audit Related Fees

There were no audit related fees.

Tax Fees

There was $7,500 in tax related fees for 2009.

All Other Fees

Except as described above, no other services were rendered by BDO for 2009 and 2008.

Pre-Approval Policies and Procedures

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be pre-approved by our Audit Committee. Our Audit Committee pre-approved all services provided to us by BDO for 2009.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

PROPOSAL III
APPROVAL OF AMENDMENT TO THE 2007 INCENTIVE PLAN

The RXi Pharmaceuticals Corporation 2007 Incentive Plan, (the “2007 Incentive Plan”), was adopted by our Board of Directors on February 23, 2007, approved by our stockholders on June 19, 2007. During 2008, the 2007 Incentive Plan was amended to increase the maximum number of common stock shares authorized for issuance from 2,750,000 to 3,750,000 (the “2008 Amendment”) and during 2009, the 2007 Incentive Plan was amended to increase the maximum number of common stock shares authorized for issuance from 3,750,000 to 4,750,000 (the “2009 Amendment”). The 2008 Amendment was adopted by our Board of Directors on June 4, 2008 and approved by our stockholders on July 18, 2008 and the 2009 Amendment was adopted by our Board of Directors on March 27, 2009 and approved by our stockholders on June 5, 2009. Under this plan, we may grant incentive common stock options (“ISOs”), nonqualified stock options (“NSOs”), restricted and unrestricted stock awards, stock units, including restricted stock units, performance awards, stock appreciation rights, securities convertible into stock or otherwise based on stock, and cash awards to all employees, directors, consultants and advisors who provide services to us and our affiliates. A maximum of 4,750,000 shares of common stock are currently authorized for issuance under our 2007 Incentive Plan. As of December 31, 2009, 3,630,839 shares were subject to outstanding options under this plan, and 1,047,335 shares were available for future grant under this plan. Because we anticipate that our needs under the 2007 Incentive Plan over the next several years will exceed the number of shares of common stock available, in April 2010 our Board approved, and we are asking our stockholders to approve, an amendment to the 2007 Incentive Plan to increase the number of shares of common stock under the 2007 Incentive Plan by 2,000,000 shares for a total of 6,750,000 shares of common stock authorized for issuance under awards granted pursuant to the 2007 Incentive Plan (the “2007 Incentive Plan Amendment”) and to make corresponding changes to related amounts in the 2007 Incentive Plan with respect to limits on the number of shares of common stock that may be delivered in satisfaction of awards under the 2007 Incentive Plan. A copy of the 2007 Incentive Plan, as proposed to be amended, is attached as Annex A to this Proxy Statement, and we urge stockholders to read it in its entirety.

The purpose of the 2007 Incentive Plan is to advance the interests of the Company by giving stock-based incentives and other incentives to selected employees, directors and other individuals or entities who provide services to us or our affiliates who, in the opinion of the Administrator (as defined below), are in a position to make a significant contribution to the success of the Company and our affiliates.

Administration

The 2007 Incentive Plan is administered by the Compensation Committee of our Board of Directors (the “Compensation Committee”) or by such persons to whom the Compensation Committee may delegate such administration (collectively, with the Compensation Committee, the “Administrator”). The Administrator has full authority, consistent with the 2007 Incentive Plan, to select who will receive awards, to determine the type of awards to be granted, as well as the amounts, price, terms and conditions of any awards, to issue shares upon option exercises and interpret option agreements. The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the 2007 Incentive Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. Determinations of the Administrator made under the 2007 Incentive Plan are conclusive and bind all parties.

Participation in the 2007 Incentive Plan

Employees, directors, consultants and advisors who provide services to us and our affiliates, who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company or its affiliates are eligible to participate in the 2007 Incentive Plan. However, only employees are eligible to receive ISOs. Approximately 33 employees and directors and approximately 10 consultants and advisors who provide services to us and our affiliates are eligible to receive awards under the 2007 Incentive Plan. The maximum number of shares for which stock options and stock appreciation rights may be granted to any participant in any calendar year is the total number of shares of stock authorized under the 2007 Incentive Plan. The maximum number of ISOs which may be granted under the 2007 Incentive Plan is the total number of shares of stock authorized under the 2007 Incentive Plan.

The future benefits or amounts that would be received by or allocated under the 2007 Incentive Plan are discretionary and therefore are not determinable at this time. If the 2007 Incentive Plan Amendment is approved, the Company does not expect the award of benefits to change from the current practice.

Types of Awards

The Administrator in its discretion, may award (i) stock options, (ii) restricted and unrestricted stock, (iii) stock units including restricted stock units, (iv) performance awards, (v) stock appreciation rights, (vi) securities convertible into stock or otherwise based on stock, and (vii) cash awards, on such terms and conditions as it determines.

Performance Criteria

Awards under the 2007 Incentive Plan may be conditioned upon satisfaction of specified performance criteria. In the case of any such award that is intended to qualify for exemption from the deduction limitation rules of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) other than a stock option or stock appreciation right, each a “Performance Award”, the criteria used in connection with the Performance Award shall mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or acquiring. A performance criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator will provide in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events occurring during the performance period that affect the applicable performance criteria. In the case of a Performance Award, the Administrator will pre-establish the particular performance criteria no later than 90 days after the commencement of the period of service to which the performance relates (or such earlier time as is required to qualify the award as performance-based under Section 162(m)) and will certify prior to payment whether the performance criteria have been attained.

Rules Applicable to Awards

No awards may be made after the tenth anniversary of the date the 2007 Incentive Plan was first adopted by the Board, but previously granted awards may continue beyond that date in accordance with their terms. Unless the Administrator expressly provides otherwise, awards may not be transferred other than by will or applicable laws of descent and distribution, and generally only the participant may exercise an award during such participant’s lifetime. The Administrator may permit awards other than ISOs to be transferred by gift, subject to such limitations as the Administrator may impose. The Administrator may determine the time or times at which an award will vest or become exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Immediately upon termination of employment of an employee, the unvested portion of any stock option will terminate and the balance, to the extent exercisable, will remain exercisable for the lesser of (i) a period of three months (90 days) or (ii) the period ending on the latest date on which such stock option could have been exercised without regard to this provision. The 2007 Incentive Plan provides exceptions for the vesting of options upon an individual’s death or if the administrator determines that the termination of employment resulted for reasons that cast discredit on the individual. The Administrator will determine what will happen with respect to an award granted to a participant that is outstanding upon the cessation of the participant’s service relationship with the Company, including disability, death or retirement.

Stock Options

The Administrator will determine the exercise price, if any, of each award requiring exercise. Unless the Administrator determines otherwise, each stock option will have an exercise price not less than the fair market value of the stock subject to the stock option, determined as of the date of grant. A stock option intended to be an ISO granted to a person who owns (or by application of attribution rules is deemed to own) more than 10% of the total combined voting power of all classes of stock of the Company will have an exercise price equal to 110% of such fair market value. Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant and will vest, either quarterly or annually and all within four years of grant date.

Effect of Certain Transactions

In the event of a consolidation, merger, sale or other disposition of stock in which the Company is not the surviving corporation or that results in the acquisition of all the Company’s then outstanding common stock, or sale of substantially all of the Company’s assets or a dissolution or liquidation of the Company, the Administrator may provide for the assumption or substitution of some or all outstanding awards by the acquirer or survivor. If the holders of stock will receive a payment upon consummation of the transaction, the Administrator may provide for a “cash-out” payment with respect to some or all awards or any portion thereof, equal to the excess, if any, of (a) the fair market value of one share of stock times the number of shares of stock subject to the award or such portion, over (b) the aggregate exercise or purchase price, if any, under the award or such portion (in the case of a stock appreciation right, the aggregate base value above which appreciation is measured), on such payment and other terms as the Administrator determines. In the absence of an assumption, substitution or cash-out, each award requiring exercise will become fully exercisable, and delivery of shares of stock deliverable under each outstanding award will be accelerated and such shares will be issued prior to the transaction on a basis that gives the participant a reasonable opportunity, as determined by the Administrator, following exercise of the award or delivery of the shares, as the case may be, to participate in the transaction as a stockholder. Any shares of stock so issued with respect to an award, in the discretion of the Administrator, may contain such restrictions as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the award was subject. All such awards will terminate upon consummation of such transaction.

Equitable Adjustment

In the event of a change in the outstanding common stock resulting from a stock dividend, stock split, recapitalization, or other capital change, the aggregate number of shares available under the 2007 Plan, the number of shares available for individual awards, the terms of outstanding awards, including stock option exercise prices, will be appropriately adjusted by the Administrator. The Administrator may also make adjustments in other circumstances if it determines that the adjustments are necessary to avoid distortion in the operation of the 2007 Plan and to preserve the value of awards; provided, however, that no such adjustment shall be made to the maximum share limits, or otherwise to an award intended to be eligible for the performance-based exception under Section 162(m) of the Code, except to the extent consistent with that exception.

Amendment

Subject to the Administrator’s obligation to exercise its discretion consistent with qualifying awards for the performance-based exception under Section 162(m) if such awards are intended to so qualify, the Administrator may at any time or times amend the 2007 Incentive Plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the 2007 Incentive Plan as to any future grants of awards; provided, that except as otherwise expressly provided in the 2007 Incentive Plan, the Administrator may not, without the participant’s consent, alter the terms of an award so as to materially and adversely affect the participant’s rights under the award, unless the Administrator expressly reserved the right to do so at the time of such award. Any amendments to the 2007 Incentive Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements).

Other Compensation

The existence of the 2007 Incentive Plan or the grant of any award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to awards under the 2007 Incentive Plan.

Price of Common Stock

The closing price of the Company’s common stock on the NASDAQ Capital Market on April 15, 2010 was $4.41.

Certain Federal Income Tax Consequences

The following discussion summarizes certain United States federal income tax consequences of the issuance and receipt of options under the 2007 Incentive Plan under the law as in effect on the date of this proxy statement. The 2007 Incentive Plan provides for the grant of ISOs and NSOs, as well as other awards. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 2007 Incentive Plan, nor does it cover state, local or non-U.S. taxes.

ISOs

An optionee realizes no taxable income upon the grant or, for regular tax purposes, upon the exercise of an ISO. However, the exercise of an ISO increases the optionee’s alternative minimum taxable income by an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price and this increase may give rise to an alternative minimum tax liability. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these two and one year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs

In general, in the case of an NSO, the optionee has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Restricted Stock

Under Section 83 of the Code, a participant who receives a grant of restricted stock will generally have income only when the stock vests, equal to the fair market value of the stock at that time less any amount paid for the shares. However, the grantee may make a so-called “83(b) election” to recognize ordinary income at the time of grant. Assuming no other applicable limitations, the amount and timing of the deduction available to the Company will correspond to the income recognized by the grantee. Upon the later sale of the shares, the difference between the fair market value at vesting and the sale price will be capital gain or loss.

Restricted Stock Units

A participant will not be deemed to receive any taxable income upon the grant of restricted stock units (“RSUs”). When vested RSUs are settled and distributed, the grantee will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less any amount paid for the RSUs. Upon the later sale of the shares, the difference between the fair market value at settlement and the sale price will be capital gain or loss.

Performance-Based Awards

No special tax consequences exist with respect to the use of performance criteria. Where stock is transferred to a participant upon the satisfaction of specified performance criteria, the participant will recognize ordinary income equal to the value of the shares at that time unless the stock is restricted stock. If the shares received by the participant are shares of restricted stock, or if restrictions on previously awarded shares of restricted stock are lifted in connection with the satisfaction of performance criteria, the tax consequences discussed above with respect to restricted stock will apply.

Stock Appreciation Rights

The grant of a stock appreciation right does not itself result in taxable income, nor does taxable income result merely because a stock appreciation right becomes exercisable. Generally, if a participant exercises a stock appreciation right for shares of stock or receives payment in cancellation of a stock appreciation right, the participant will have ordinary income equal to the amount of any cash and the fair market value of any stock received.

Deferred Compensation Rules

Arrangements under the 2007 Incentive Plan may involve the payment, or commitment to pay, deferred compensation subject to special rules under the Code. Awards that are subject to but fail to comply with the formal and operational requirements of these rules will be subject to a 20% additional tax, in addition to ordinary income tax, as well as, in some cases, to interest charges. Failure to comply with these rules may also result in an acceleration of the timing of income inclusion in respect of such awards for income tax purposes. With certain exceptions, awards of restricted stock and stock options with an exercise price that can never be less than the fair market value of the common stock subject to the option at the time of grant will be exempt from these rules. Other types of awards, however, if granted, such as deferred stock awards, would have to comply.

162(m) Issues

The Code limits to $1 million the deduction a public corporation may claim in any year for compensation paid to any of its chief executive officer and four other most highly compensated named executive officers, subject to a number of exceptions. Generally, the $1 million deduction limit does not apply to certain stock option grants awarded under stockholder approval plans or to other qualifying performance-based awards. Stock options awarded under the 2007 Incentive Plan, assuming an exercise price not less than fair market value on the date of grant, are intended to be eligible for this exception. The 2007 Incentive Plan is also designed to enable the Company to grant other performance-based awards that will be exempt for purposes of the $1 million deduction limitation rule.

Golden Parachute Rules

Under the “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. These tax consequences, where applicable, apply to change in control payments that exceed an individual’s “base amount,” generally, the average annual taxable compensation of the individual determined over the preceding five years. They do not apply where an individual’s total change in control payments are less than three times his or her base amount. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the 2007 Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

Company Deductions

Generally, a deduction will be available to the Company for any ordinary compensation income realized by a participant under an award. The deduction will be available in the same year as that in which the participant realizes income for income tax purposes.

Generally, the Company is not entitled to a deduction for any dividends paid to its stockholders. However, if stock has been transferred under the Plan subject to a substantial risk of forfeiture, and if no effective 83(b) election has been made, dividends on the stock would be treated as deductible compensation until such time as the substantial risk of forfeiture lapses.

Information with respect to the 2007 Incentive Plan as of December 31, 2009

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities to	Exercise of	Under Compensation
	be Issued upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options, Warrants	Securities Related
Plan Category	Warrants and Rights	and Rights	in (a))

Equity compensation plans approved by security holders	3,630,839	$5.09	1,047,335
Equity compensation plans not approved by security holders	—	—	—
Total	3,630,839	$5.09	1,047,335

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2007 INCENTIVE PLAN

PROPOSAL IV
APPROVAL OF OUR EMPLOYEE STOCK PURCHASE PLAN

The RXi Pharmaceuticals Corporation Employee Stock Purchase Plan (the “ESPP”) was adopted by our Board of Directors on April 15, 2010, subject to shareholder approval. A copy of the proposed ESPP is attached as Annex B to this Proxy Statement, and we urge stockholders to read it in its entirety. The purpose of the ESPP is to provide employees who wish to become shareholders an opportunity to buy shares of our stock on favorable terms. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

The maximum aggregate number of shares that may be purchased under the proposed ESPP would be the lesser of (a) 250,000 shares, increased on each anniversary of the adoption of the ESPP by one percent (1%) of the total shares of stock then outstanding and (b) 1,000,000. The shares are subject to adjustment for stock dividends, split-ups, recapitalizations, mergers, consolidations, reorganizations, or other capital changes. As of April 15, 2010, approximately 27 employees would be eligible to participate in the ESPP. The closing price of our stock on April 15, 2010, as reported by NASDAQ was $4.41.

Eligibility

Employees of RXi Pharmaceuticals Corporation and any subsidiaries delegated by our Board would be eligible to participate in the ESPP. However, no employee may participate if his or her participation would result in him or her then owning 5% of more of the voting power of the value of our stock. Additionally, no employee may be granted a right to purchase more than $25,000 worth of stock in any calendar year, based on the fair market value of our stock on the grant date. Participation in the ESPP is voluntary.

Administration

The ESPP will be administered by the Compensation Committee of our Board or its delegates, who will have the right to determine questions that may arise regarding the interpretation and application of plan provisions and to make, administer, and interpret such rules as it deems necessary or advisable.

General Terms of Participation

As proposed, the ESPP will provide for two six-month option periods each year. Participating employees will be granted on the first day of an option period the right to purchase stock on the last day of the option period. Each participant may request a specific percentage of his or her compensation to be withheld each payroll period for the option period. If an employee is a participant in the ESPP on the last day of the option period, he or she will be deemed to have exercised the option granted to him or her for that period, and the Company will apply the balance of the employee’s withholding account to the purchase of shares. The purchase price of shares issued pursuant to exercise will be 85% of the lower of our stock’s fair market value at the beginning of an option period or on the purchase date. Payroll deductions will be made on an after-tax basis. A participant may at any time prior to exercise cancel all of his or her option by written notice to the Company and receive the balance of the participant’s withholding account. Upon termination of employment, a participant’s option will be cancelled automatically, and the balance of his or her withholding account will be returned.

Shares Subject to the Plan

To determine the number of shares needed to fund the proposed ESPP, we considered a number of factors, including (i) the number of employees that we estimate will participate in the ESPP over the life of the ESPP, (ii) the number of shares we award annually under our 2007 Equity Incentive Plan and the employees eligible for awards under the plan, (iii) the structure of employee stock purchase plans of similar companies, (iv) the number of shares of common stock currently issued and outstanding and the number of shares of common stock currently authorized for issuance under our charter and (v) results of a survey provided to our current employees. The amount set forth in clause (b) of the calculation of the maximum number of shares that may be issued under the proposed ESPP represents approximately 5% of our outstanding shares of common stock as of March 31, 2010 and 2% of our total authorized shares of common stock under our charter. Pending shareholder approval, the aggregate number of shares that may be issued under the proposed ESPP as of April 15, 2010 is:

RXi Stock

New shares to be authorized under the ESPP	1,000,000

Federal Income Tax Consequences Relating to the ESPP

The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards made to a U.S. employee under the ESPP. Note that there may be state, local, foreign and other taxes applicable to the ESPP that are not described below.

Neither the grant of purchase rights nor the purchase of shares under the ESPP will result in taxable income to the employee or in a tax deduction for us. An employee who disposes of the shares after having held them for at least two years from the first day of the option period and for at least one year after the purchase date, or who dies at any time while holding the shares, will have ordinary income equal to:

•	15% of the fair market value of the shares on the first day of the option period or, if less,

•	The excess of the fair market value of the shares at the time of the disposition (or death) over the purchase price.

Any additional gain recognized by the employee in connection with the disposition (except a transfer at death) will be treated as a long-term capital gain. No deduction will be available to us with respect to these amounts.

An employee who disposes of the purchased shares before having held them for the one- and two-year holding periods described above will have ordinary income equal to the excess of the fair market value of the shares at the time of purchase over the purchase price; a corresponding deduction will be available to us. Any additional gain or loss recognized in connection with the disposition will be treated as a capital gain or loss, long-term or short-term, depending on the employee’s tax holding period in the shares. Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year. The holding period for shares acquired under the ESPP begins on the purchase date.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

STOCKHOLDER PROPOSALS

Any proposal which a stockholder intends to present in accordance with Rule 14a-8 of Exchange Act of 1934 at our next Annual Meeting of Stockholders to be held in 2010 must be received by us on or before March 19, 2011 but not before February 17, 2011. Only proper proposals under Rule 14a-8 which are timely received will be included in the Proxy Statement in 2011.

OTHER MATTERS

Expenses of Solicitation

We will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mails, proxies may also be solicited by our directors, officers or other employees, personally or by telephone, facsimile or email, none of whom will be compensated separately for these solicitation activities.

Miscellaneous

Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.

Annex A

RXi Pharmaceuticals Corporation
Amended and Restated
2007 INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares.  A maximum of 6,750,000 shares of Stock may be delivered in satisfaction of Awards under the Plan. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of shares of Stock withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award. The limits set forth in this Section 4(a) shall be construed to comply with Section 422. To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares.  Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits.  The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be the total number of shares then available under the Plan. The maximum number of shares subject to other Awards granted to any person in any calendar year will be the total number of shares available under the Plan. The foregoing provisions will be construed in a manner consistent with Section 162(m).

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a)	All Awards

(1) Award Provisions.  The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan.  No Awards may be made after the tenth anniversary of the date that this Plan is first adopted by the Board of Directors of the Company, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability.  Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards other than ISOs to be transferred by gift, subject to such limitations as the Administrator may impose.

(4) Vesting, Etc.  The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; and

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award or are otherwise determined by the Administrator to constitute cause.

(5) Taxes.  The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc.  The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

(7) Rights Limited.  Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8) Section 162(m).  This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the stockholders of the Company held in 2012 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(9) Coordination with Other Plans.  Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(10) Section 409A.  Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

(11) Certain Requirements of Corporate Law.  Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b)	Awards Requiring Exercise

(1) Time And Manner Of Exercise.  Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price.  The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. No such Award, once granted, may be repriced other than in accordance with the applicable stockholder approval requirements of Nasdaq. Fair market value shall be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

(3) Payment Of Exercise Price.  Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term.  Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc.  Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution.  If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards.  If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3) Acceleration of Certain Awards.  If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award shall not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

(4) Termination of Awards Upon Consummation of Covered Transaction.  Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than Stock; and (iii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below).

(5) Additional Limitations.  Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)	Changes in and Distributions With Respect to Stock

(1) Basic Adjustment Provisions.  In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments.  The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms.  References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial.  By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability.  Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code, except that in determining eligibility for the grant of a Stock Option or SAR by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply but any such change shall not be effective for twelve (12) months.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board.

“Company”: RXi Pharmaceuticals Corporation.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The RXi Pharmceuticals Corporation 2007 Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common Stock of the Company, par value $0.0001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

Annex B

RXi PHARMACEUTICALS CORPORATION EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE OF PLAN

The RXi Pharmaceuticals Corporation Employee Stock Purchase Plan (the “Plan”) is intended to enable eligible employees of RXi Pharmaceuticals Corporation (“RXi”) and such of its Subsidiaries as the Board of Directors of RXi (the “Board”) may from time to time designate (RXi and such Subsidiaries being hereinafter referred to as the “Company”) to use payroll deductions to purchase shares of common stock, $0.0001 par value of RXi (such common stock being hereafter referred to as “Stock”), and thereby acquire an interest in the future of RXi. For purposes of the Plan, a “Subsidiary” is any corporation that would be treated as a subsidiary of RXi under Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to qualify under Section 423 of the Code and will be construed accordingly.

SECTION 2. OPTIONS TO PURCHASE STOCK

Subject to adjustment pursuant to Section 16 of this Plan, the maximum aggregate number of shares of Stock available for sale pursuant to the exercise of options (“Options”) granted under the Plan to employees of the Company (“Employees”) who meet the eligibility requirements set forth in Section 3 hereof (“Eligible Employees”) is the lesser of (a) 250,000 shares increased on each anniversary of the adoption of the Plan by one percent (1%) of the total shares of stock then outstanding and (b) 1,000,000 shares. The Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock or shares of reacquired Stock, as the Compensation Committee of the Board (the “Committee”) may determine.

SECTION 3. ELIGIBLE EMPLOYEES

Subject to the exceptions and limitations set forth below, each Employee will be eligible to participate in the Plan on the first day of the month following his or her date of hire.

(a) Any Employee who immediately after the grant of an Option would own (or pursuant to Section 423(b)(3) of the Code would be deemed to own) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the employer corporation or of its parent or subsidiary corporation, as defined in Section 424 of the Code, will not be eligible to receive an Option to purchase Stock pursuant to the Plan.

(b) No Employee will be granted an Option under the Plan that would permit his or her rights to purchase shares of stock under all employee stock purchase plans of the employer corporation and parent and subsidiary corporations to accrue at a rate that exceeds $25,000 (or such other maximum as may be prescribed from time to time under Section 423 of the Code or any successor provision) in fair market value of such stock (determined at the time the Option is granted) for any calendar year during which any such Option granted to such Employee is outstanding, as provided in Section 423 of the Code.

SECTION 4. METHOD OF PARTICIPATION

The periods January 1 to June 30 and July 1 to December 31 of each year will be termed “Option Periods.” Except as provided in Section 11, each person who will be an Eligible Employee on the first day of any Option Period may elect to participate in the Plan by executing and delivering, by such deadline prior thereto as the Committee may specify (the “Enrollment Deadline”), a payroll deduction authorization in accordance with Section 5. Such Employee will thereby become a participant (“Participant”) on the first day of such Option Period and will remain a Participant until his or her participation is terminated as provided in the Plan.

SECTION 5. PAYROLL DEDUCTION

Each payroll deduction authorization will request withholding at a percentage of Compensation per payroll period within a range specified by the Committee for the applicable Option Period. Withholding will be accomplished by means of payroll deductions from payroll periods ending in the Option Period. For purposes of the Plan, “Compensation” means wages, tips and other compensation reported on a Participant’s Form W-2, plus compensation that is not currently includible in the Participant’s gross income by reason of the application of Code Sections 125, 132(f)(4), 402(e)(3), 401(k), 402(h)(1)(B), 414(h), 403(b), or 457(b), and excluding reimbursements or other expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation (other than deferrals permitted by reason of one of the Code sections mentioned above), welfare benefits. Compensation shall include only that compensation that is actually paid to the Participant during the applicable Plan Year and while the employee is a Participant in the Plan. A Participant may not change his or her withholding rate during an Option Period. However, a Participant may change his or her withholding rate for subsequent Option Periods by filing a new payroll deduction authorization with the Company on or before the Enrollment Deadline for the Option Period for which the change is to be effective. In addition, a Participant may cancel his or her participation in an Option Period as set forth in Section II. All amounts withheld in accordance with a Participant’s payroll deduction authorization will be credited to a withholding account maintained in the Participant’s name on the books of the Company. Amounts credited to the withholding account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

SECTION 6. GRANT OF OPTIONS

Each person who is a Participant on the first day of an Option Period will be granted, as of such day and for such Period, an Option entitling the Participant to acquire shares of Stock equal in number to the lesser of:

(a) the whole number (disregarding any fractional share amount) determined by dividing $12,500 by the fair market value of one share of Stock on the first day of the Option Period; and

(b) the whole number (disregarding any fractional share amount) determined by dividing (i) the balance credited to the Participant’s withholding account on the last day of the Option Period, by (ii) the purchase price per share of the Stock determined under Section 7.

The Committee will reduce, on a substantially proportionate basis, the number of shares of Stock purchasable by each Participant upon exercise of his or her Option for an Option Period in the event that the number of shares then available under the Plan is insufficient. Option grants under this Section 6 will be automatic and need not be separately documented.

SECTION 7. PURCHASE PRICE

The purchase price of Stock issued pursuant to the exercise of an Option will be 85% of the fair market value of the Stock on (a) the date of grant of the Option or (b) the date on which the Option is deemed exercised, whichever is less. If the shares of Stock are traded on a national exchange or trading system (including the NASDAQ National Market System), the fair market value for any day will mean the reported closing price of the Stock for such day; provided, that if such day is not a trading day, fair market value will mean the reported closing price of the Stock for the next preceding day which is a trading day. If the shares of Stock are not traded on an exchange or trading system, the fair market value of such Stock on such date will be established in a manner determined in good faith by the Board.

SECTION 8. EXERCISE OF OPTIONS

If any Employee is a Participant in the Plan on the last day of an Option Period, he or she will be deemed to have exercised the Option granted to him or her for that Period. Upon such exercise, the Company will apply the balance of the Participant’s withholding account to the purchase of the number of whole shares of Stock determined under Section 6 and as soon as practicable thereafter will evidence the transfer of shares or will deliver the shares to the Participant and will return to him or her the balance, if any, of his or her withholding account in excess of the total purchase price of the shares so issued; provided, that if the balance left in the account consists solely of an amount equal to the value of a fractional share it will be retained in the Account and carried over to the next Period.

Notwithstanding anything herein to the contrary, the Company’s obligation to issue and deliver shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by RXi with other applicable legal requirements in effect from time to time.

SECTION 9. INTEREST

No interest will be payable on withholding accounts.

SECTION 10. TAXES

Payroll deductions are made on an after-tax basis. If the Company determines that the exercise of an Option or the disposition of shares following the exercise of an Option could result in employment tax liability, the Company may, as a condition of exercise, make such provision as it deems necessary to provide for the remittance by the Participant of employment taxes required to be paid in connection with such exercise or disposition of shares.

SECTION 11. CANCELLATION AND WITHDRAWAL

A Participant who holds an Option under the Plan may at any time prior to exercise thereof under Section 8 cancel all (but not less than all) of his or her Option by written notice delivered to the Company. Upon such cancellation, the balance in the Participant’s withholding account will be returned to the Participant.

A Participant may terminate his or her payroll deduction authorization as of any date by written notice delivered to the Company and will thereby cease to be a Participant as of such date. Any Participant who voluntarily terminates his or her payroll deduction authorization prior to the last day of an option period will be deemed to have canceled his or her Option.

A Participant who makes a hardship withdrawal from a Company savings plan qualifying under Section 401(k) of the Code (a “401(k) Plan”) will be deemed to have terminated his or her payroll deduction authorization as of the date of such hardship withdrawal, will cease to be a Participant as of such date, and will be deemed to have canceled his or her Option. An Employee who has made a hardship withdrawal from a 401(k) Plan will not be permitted to participate in the Plan until the first Option Period that begins six months after the date of his or her hardship withdrawal.

SECTION 12. TERMINATION OF EMPLOYMENT

Except as otherwise provided in Section 13, upon the termination of a Participant’s employment with the Company for any reason, he or she will cease to be a Participant, any Option held by him or her under the Plan will be deemed canceled, the balance of his or her withholding account will be returned, and he or she will have no further rights under the Plan.

SECTION 13. DEATH OF PARTICIPANT

A Participant may elect that if death should occur during an Option Period the balance, if any, of the Participant’s withholding account at the time of death will be applied at the end of the Period to the exercise of the Participant’s Option and the shares thereby purchased under the Option (plus any balance remaining in the Participant’s withholding account) will be delivered to the Participant’s beneficiary or beneficiaries. If the Participant has more than one beneficiary, the Company will determine the allocation among them and its determination will be final and binding on all persons. Except as otherwise determined by the Committee (which may establish a procedure for the designation of beneficiaries under the Plan), a Participant’s beneficiary(ies) for purposes of the Plan will be (i) such person or persons as are treated as the Participant’s beneficiary(ies) for purposes of the Company group life insurance plan applicable to the Participant, or (ii) in the absence of any beneficiary determined under clause (i) or other designated beneficiary, the Participant’s estate.

SECTION 14. EQUAL RIGHTS; PARTICIPANT’S RIGHTS NOT TRANSFERABLE

All Participants granted Options under the Plan with respect to any Option Period will have the same rights and privileges. Each Participant’s rights and privileges under any Option granted under the Plan will be exercisable during the Participant’s lifetime only by him or her and except as provided in Section 13 above may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates or attempts to violate the terms of this Section, any Options held by him or her may be terminated by the Company and, upon return to the

Participant of the balance of his or her withholding account, all of the Participant’s rights under the Plan will terminate.

SECTION 15. EMPLOYMENT RIGHTS

Nothing contained in the provisions of the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or as interfering with the right of the Company to discharge any Employee at any time.

SECTION 16. CHANGE IN CAPITALIZATION, MERGER

In the event of any change in the outstanding Stock of RXi by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares available under the Plan, the number and type of shares under Options granted but not exercised, the maximum number and type of shares purchasable under an Option, and the Option price will be appropriately adjusted.

In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of RXi, or a merger or similar transaction in which RXi is not the surviving corporation or which results in the acquisition of RXi by another person, the Board will (i) if RXi is merged with or acquired by another corporation, provide that each outstanding Option will be assumed or a substitute Option granted by the acquiror or successor corporation or a parent or subsidiary of the acquiror or successor corporation, (ii) cancel each Option and return the balances in Participants’ withholding accounts to the Participants, or (iii) pursuant to Section 18, end the Option Period on or before the date of the proposed sale or merger.

SECTION 17. ADMINISTRATION OF PLAN

The Plan will be administered by the Compensation Committee of the Board, which will have the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan and to make, administer, and interpret such rules and regulations as it will deem necessary or advisable. References in the Plan to the Committee will include the Committee’s delegates to the extent of any delegation by the Committee to such delegates of administrative responsibilities hereunder.

The Committee’s may specify the manner in which employees are to provide notices and payroll deduction authorizations. Notwithstanding any requirement of “written notice” herein, the Committee may permit employees to provide notices and payroll deduction authorizations electronically.

SECTION 18. AMENDMENT AND TERMINATION OF PLAN

RXi reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable, by vote of the Board; provided, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code and the regulations thereunder will have no force or effect unless approved by the stockholders of RXi within twelve months before or after its adoption.

The Plan may be suspended or terminated at any time by the Board. In connection therewith, the Board may either cancel outstanding Options or continue them and provide that they will be exercisable either at the end of the applicable Option Period as determined under Section 4 above or on such earlier date as the Board may specify (in which case such earlier date will be treated as the last day of the applicable Option Period).

SECTION 19. APPROVAL OF STOCKHOLDERS

The Plan and the exercisability of Options granted hereunder will be subject to the approval of the stockholders of RXi obtained within twelve months before or after the date the Plan is adopted by the Board.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 8:00 a.m., Eastern Time, on June 4, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/RXII • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1.	Nominees:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Sanford J. Hillsberg, J.D.	☐	☐	02 - Steve A. Kriegsman	☐	☐	03 - Richard Chin, M.D.	☐	☐
B	Issues — The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010.	☐	☐	☐	3.	To approve the amended and restated 2007 Incentive Plan and reserve an additional 2,000,000 shares thereunder.	☐	☐	☐

4.	To approve our new Employee Stock Purchase Plan.	☐	☐	☐

C Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.
D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

<STOCK#>                     016QME

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RXi Pharmaceuticals Corporation

PROXY FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of RXi PHARMACEUTICALS CORPORATION, a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 23, 2010. The undersigned stockholder hereby also designates Noah D. Beerman, Amy B. Tata, and Marc A. Rubenstein, or any of them, as proxies and attorneys-in-fact, with full power to each other of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of RXi PHARMACEUTICALS CORPORATION to be held on Friday, June 4, 2010 at 10:00 a.m., local time, at 60 Prescott Street, Worcester, Massachusetts and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY, FOR THE APPROVAL OF THE AMENDED AND RESTATED 2007 INCENTIVE PLAN TO RESERVE AN ADDITIONAL 2,000,000 SHARES THEREUNDER, FOR THE APPROVAL OF THE NEW EMPLOYEE STOCK PURCHASE PLAN, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THESE PROPOSALS.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE